Exhibit 99.1

UPDATES TO ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2023
Explanatory Note

Accenture plc ("Accenture", "we", "our", "us") is filing Exhibit 99.1 to recast the presentation of certain financial information and related disclosures included in our Annual Report on Form 10-K for the year ended August 31, 2023, which was filed with the Securities and Exchange Commission on October 12, 2023 (the “Annual Report”), to reflect the previously reported change in our reportable segments. This information is provided solely to present recast segment reporting financial information to reflect organizational structure changes implemented in September 2023. Accordingly, the following business description speaks as of the original filing date of the Annual Report, does not reflect events that may have occurred subsequent to the original filing date, and should be read in conjunction with our other filings with the Securities and Exchange Commission since the date of the Annual Report. Except for the Items from the Annual Report presented herein, this Exhibit does not amend or modify the disclosures made in the Annual Report.

ACCENTURE 2023 FORM 10-K	Part I	1
Part I
Disclosure Regarding Forward-Looking Statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to our operations, results of operations and other matters that are based on our current expectations, estimates, assumptions and projections. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to, the factors discussed below under the section entitled “Risk Factors.” Our forward-looking statements speak only as of the date of this report or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility progress, plans, and goals (including environmental matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the Securities and Exchange Commission. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Available Information
Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Exchange Act. We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics. Financial and other material information regarding us is routinely posted on and accessible at http://investor.accenture.com and on the Accenture 360° Value Reporting Experience (http://www.accenture.com/reportingexperience). We do not intend for information contained in our website to be part of this Annual Report on Form 10-K.
The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Any materials we file with the SEC are available on such Internet site.
In this Annual Report on Form 10-K, we use the terms “Accenture,” “we,” “our” and “us” to refer to Accenture plc and its subsidiaries. All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31.

ACCENTURE 2023 FORM 10-K	Item 1. Business	2
Item 1. Business
Overview
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent- and innovation-led company with approximately 733,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities.

Fiscal 2023 Highlights

We serve clients and manage our business through three geographic markets: North America, EMEA (Europe, Middle East and Africa) and Growth Markets. These markets bring together all of our capabilities across our services, industries and functions to deliver value to our clients.
In the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, which is now referred to as EMEA. Prior period amounts for fiscal 2023, 2022 and 2021 have been reclassified to conform with the new presentation.
We go to market by industry, leveraging our deep expertise across our five industry groups—Communications, Media & Technology, Financial Services, Health & Public Service, Products and Resources. Our integrated service teams meet client needs rapidly and at scale, leveraging our network of more than 100 innovation hubs, our technology expertise and ecosystem relationships, and our global delivery capabilities.

$64.1B in revenues
Our revenues are derived primarily from Forbes Global 2000 companies, governments and government agencies.
We employed approximately
733,000 people
as of August 31, 2023.
We have long-term relationships and
have partnered with
our top 100 clients
for more than 10 years.

ACCENTURE 2023 FORM 10-K	Item 1. Business	3

Fiscal 2023 Investments

$2.5B	$1.3B	$1.1B
across 25 strategic acquisitions	in research and development	in learning and professional development

During fiscal 2023, we continued to make significant investments—in strategic acquisitions, in research and development (R&D) in our assets, platforms and industry and functional solutions, in patents and pending patents and in attracting, retaining and developing people. These investments help us to further enhance our differentiation and competitiveness in the marketplace. Our disciplined acquisition strategy, which is an engine to fuel organic growth, is focused on scaling our business in high-growth areas; adding skills and capabilities in new areas; and deepening our industry and functional expertise. In fiscal 2023, we invested $2.5 billion across 25 strategic acquisitions, $1.3 billion in R&D, and $1.1 billion in learning and professional development.
Our Strategy
The core of our growth strategy is delivering 360° value to our clients, people, shareholders, partners and communities by helping them continuously reinvent. Our strategy defines the areas in which we will drive growth, build differentiation via 360° value and enable our clients to transform their organizations through technology, data and AI to create value every day. We aspire to be at the center of our clients’ business and help them reach new levels of performance and to set themselves apart as leaders in their industries.
We define 360° value as delivering the financial business case and unique value a client may be seeking, and striving to partner with our clients to achieve greater progress on inclusion and diversity, reskill and upskill our clients’ employees, help our clients achieve their sustainability goals, and create meaningful experiences, both with Accenture and for the customers and employees of our clients.
We bring industry specific solutions and services as well as cross industry expertise and leverage our scale and global footprint, innovation capabilities, and strong ecosystem partnerships together with our assets and platforms including myWizard, myNav, SynOps and AI Navigator for Enterprise to deliver tangible value for our clients.
We help our clients use technology to drive enterprise-wide transformation, which includes:
•building their digital core—such as moving them to the cloud, leveraging data and AI, and embedding security across the enterprise;
•optimizing their operations—such as helping our clients digitize faster, access digital talent and reduce costs as well as through digitizing engineering and manufacturing; and
•accelerating their revenue growth—such as through using technology and creativity to create personalized connections, experiences and targeted sales at scale, leveraging data and AI, transforming content supply chains and marketing and commerce models and helping create new digital services and business models.
Our managed services are strategic for our clients as companies seek to move faster and leverage our digital platforms and talent as well as reduce costs.
We believe our strategy to deliver 360° value makes us an attractive destination for top talent, a trusted partner to our clients and ecosystem, and a respected member of our communities.
We believe that the companies that will lead in the next decade need to harness the five key forces of change we have identified—total enterprise reinvention, talent, sustainability, the metaverse continuum and the ongoing technology revolution. We are investing and co-creating with clients and partners to lead in helping our clients thrive across these forces, which we expect to have different time horizons. Today, the demand we continue to see across our geographic markets, services and industries is being primarily driven by the first two, as companies are in the early stages of harnessing these forces. We have summarized below each of the five key forces as we currently see them evolving.
•Total enterprise reinvention, as we believe every part of every business must be transformed by technology, data and AI, with new ways of working and engaging with customers, employees and partners, and new business models, products and services. We are helping clients build their digital core, optimize operations and accelerate growth.

ACCENTURE 2023 FORM 10-K	Item 1. Business	4
•Talent, as companies must be able to access great talent, be talent creators not just consumers, and unlock the potential of their people—from the ways they organize and work, to their culture, to their employee value proposition.
•Sustainability, as consumers, employees, business partners, regulators and investors are demanding companies move from commitment to action—we believe every business must be a sustainable business.
•The metaverse continuum, moving seamlessly between virtual and physical, which we believe will provide even greater possibilities in the next waves of digital transformation.
•The ongoing technology revolution, from the rich innovation to come in the powerful technologies being used to transform companies today, to the new fields of the future, from quantum computing, to science and space technology.
We believe that helping clients navigate these five key forces of change will, in turn, drive our growth.

Key enablers of our growth strategy include:

Our People—As a talent- and innovation-led organization, across our entire business our people have highly specialized skills that drive our differentiation and competitiveness. We care deeply for our people, and are committed to a culture of shared success, to investing in our people to provide them with boundaryless opportunities to learn and grow in their careers through their work experience and continued development, training and reskilling, and to helping them achieve their aspirations both professionally and personally. We have an unwavering commitment to inclusion and diversity.

Our Commitment—We are a purpose-driven company, committed to delivering on the promise of technology and human ingenuity by continuously innovating and developing leading-edge ideas and leveraging emerging technologies in anticipation of our clients’ needs. Our culture is underpinned by our core values and Code of Business Ethics, which are key drivers of the trust our clients and partners place in us.

Our Foundation—Our Leadership Essentials set the standard for what we expect from our people. Our growth model, which leverages our global sales, client experience and innovation, while organizing around geographic markets and industry groups within those markets, enables us to be close to our clients, people and partners to scale efficiently. Our enduring shareholder value proposition is also a key element of the foundation that enables us to execute on our growth strategy through the financial value it creates.

Geographic Markets
Our geographic markets—North America, EMEA and Growth Markets—bring together integrated service teams, which typically consist of industry and functional experts, technology and capability specialists and professionals with local market knowledge and experience, to meet client needs. The geographic markets have primary responsibility for building and sustaining long-term client relationships; bringing together our expertise from around the globe and collaborating across our business to sell and deliver our full range of services and capabilities; ensuring client satisfaction; and achieving revenue and profitability objectives.
While we serve clients in locally relevant ways, our global footprint and scale in every major country give us the ability to leverage our experience and people from around the world to accelerate outcomes for our clients.
Our three geographic markets are our reporting segments. The percent of our revenues represented by each market is shown at right.

ACCENTURE 2023 FORM 10-K	Item 1. Business	5
Services
We bring together skills, capabilities, industry experience and functional expertise to help our clients achieve tangible outcomes and create 360° value.
Strategy & Consulting
We work with C-suite executives, leaders and boards of the world’s leading organizations, helping them reinvent every part of their enterprise to drive greater growth, enhance competitiveness, implement operational improvements, reduce cost, deliver sustainable 360° stakeholder value, and set a new performance frontier for themselves and the industry in which they operate. Our deep industry and functional expertise is supported by proprietary assets and solutions that help organizations transform faster and become more resilient. Underpinned by technology, data, analytics, AI, change management, talent and sustainability capabilities, our Strategy & Consulting services help architect and accelerate all aspects of an organization’s total enterprise reinvention.
Technology
We provide innovative and comprehensive services and solutions that span cloud; systems integration and application management; security; intelligent platform services; infrastructure services; software engineering services; data and AI; automation; and global delivery through our Advanced Technology Centers. We continuously innovate our services, capabilities and platforms through early adoption of new technologies such as generative AI, blockchain, robotics, 5G, edge computing, metaverse and quantum computing. We provide a range of capabilities that addresses the challenges faced by organizations today, including how to achieve total enterprise reinvention, manage change and develop new growth opportunities.
We are continuously innovating and investing in R&D for both existing and new forms of technology. Our focus in our Labs includes furthering innovation beyond traditional boundaries, such as science and space technologies. Our innovation hubs around the world help clients innovate at unmatched speed, scope and scale. We have strong relationships with the world’s leading technology companies, as well as emerging start-ups, which enable us to enhance our service offerings, augment our capabilities and deliver distinctive business value to our clients. Our strong ecosystem relationships provide a significant competitive advantage, and we are a key partner of a broad range of technology providers, including Adobe, Alibaba, Amazon Web Services, Blue Yonder, Cisco, Databricks, Dell, Google, HPE, IBM RedHat, Microsoft, Oracle, Pegasystems, Salesforce, SAP, ServiceNow, Snowflake, VMware, Workday and many others. In addition to our mature partners, we invest in emerging technologies through Accenture Ventures. We push the boundaries of what technology can enable and help clients get the most value and best capabilities out of platforms.
Operations
We operate business processes on behalf of clients for specific enterprise functions, including finance and accounting, sourcing and procurement, supply chain, marketing and sales, and human resources, as well as industry-specific services, such as platform trust and safety, banking, insurance, network and health services. We help organizations to reinvent themselves through intelligent operations, enabled by SynOps, our cloud enabled platform that empowers people with data, processes, automation, generative AI and a broad ecosystem of technology partners to transform enterprise operations at speed and scale.
Industry X
We combine our digital capabilities with deep engineering and manufacturing expertise. By using the combined power of digital and data we help our clients to reinvent and reimagine the products they make and how they make them. This includes helping our clients to digitally transform how their capital projects are planned, managed and executed, from plant and asset construction to public infrastructure, power grids and data centers. We collaborate closely with our platform and software partners to help our clients achieve compressed transformations by redefining how their products are designed and engineered, tested, sourced and supplied, manufactured, and serviced, returned and renewed. We also design, manufacture, and assemble our own advanced automation equipment, robotics and other specialized commercial hardware to support our clients’ operations. Through the use of data and transformative technologies such as AI, Internet of Things, artificial reality/virtual reality, advanced robotics, digital twins and metaverse we help our clients reinvent to achieve greater resilience, productivity and sustainability in their core operations and design and engineer intelligent products faster and more cost effectively. And in doing so, we help them create new, hyper-personalized experiences and intelligent products and services.
Song
We strive to accelerate growth and value for our clients across industries through sustained customer relevance with emerging channels, technologies, including generative AI, and models tied to the ever-changing needs and preferences of business-to-business and business-to-consumer customers. Our capabilities span ideation to execution: growth, product and experience design; technology and experience platforms; creative, media and marketing strategy; and campaign, content and channel orchestration. With strong client relationships and deep industry expertise, we help our clients operate at speed through the potential of imagination, technology and intelligence.

ACCENTURE 2023 FORM 10-K	Item 1. Business	6
Industry Groups
We believe the depth and breadth of our industry expertise is a key competitive advantage which allows us to bring client-specific industry solutions to our clients to accelerate value creation. Our industry focus gives us an understanding of industry evolution, business issues and trends, industry operating models, capabilities and processes and new and emerging technologies. The breadth of our industry expertise enables us to create solutions that are informed by cross industry experience. We go to market through the following five industry groups within our geographic markets.

Communications, Media & Technology
FY23 Revenues of $11.5B
Percent of Group’s FY23 Revenue

42%	16%	42%
Communications & Media	High Tech	Software & Platforms
Wireline, wireless/mobile, broadcast, entertainment, gaming, print, online publishing; television networks, streaming services, content; sports including online, in-person, platform and associated infrastructure; cable and satellite communications and media infrastructure providers

Enterprise and consumer technology, network and equipment manufacturers; silicon design, semiconductor design and foundries; data centers; AI computing manufacturers; high-tech/electronic manufacturing including battery, engineering design automation and medical equipment companies
		Cloud-based enterprise and consumer software companies, large language model owners; both subscription and ad-driven consumer platforms spanning ecommerce, social, media, advertising and gaming

Financial Services
FY23 Revenues of $12.1B
Percent of Group’s FY23 Revenue

69%	31%
Banking & Capital Markets	Insurance
Retail and commercial banks, mortgage lenders, payment providers, corporate and investment banks, private equity firms, market infrastructure providers, wealth and asset management firms, broker/dealers, depositories, exchanges, clearing and settlement organizations, retirement services providers and other diversified financial enterprises	Property and casualty, life and annuities and group benefits insurers, reinsurance firms and insurance brokers

Health & Public Service
FY23 Revenues of $12.6B
Percent of Group’s FY23 Revenue

32%	68%
Health	Public Service
Healthcare providers, such as hospitals, public health systems, policy-making authorities, health insurers (payers), and industry organizations and associations	Defense departments and military forces; public safety authorities; justice departments; human and social services agencies; educational institutions; non-profit organizations; cities; and postal, customs, revenue and tax agencies
Our work with clients in the U.S. federal government is delivered through Accenture Federal Services, a U.S. company and a wholly owned subsidiary of Accenture LLP, and represented approximately 37% of our Health & Public Service industry group’s revenues and 15% of our North America revenues in fiscal 2023.

ACCENTURE 2023 FORM 10-K	Item 1. Business	7

Products
FY23 Revenues of $19.1B
Percent of Group’s FY23 Revenue

48%	33%	19%
Consumer Goods, Retail & Travel Services	Industrial	Life Sciences
Food and beverage, household goods, personal care, tobacco, fashion/apparel, agribusiness and consumer health companies; supermarkets, hardline retailers, mass-merchandise discounters, department, quickserve and convenience stores and specialty retailers; aviation; and hospitality and travel services companies

Industrial & electrical equipment manufacturers and industrial suppliers; and construction, heavy equipment, consumer durables, engineering services, real estate, freight & logistics, aerospace & defense and automotive and public transportation companies
		Biopharmaceutical, medical technology, and biotechnology companies and distributors

Resources
FY23 Revenues of $8.9B
Percent of Group’s FY23 Revenue

31%	24%	45%
Chemicals & Natural Resources	Energy	Utilities
Petrochemicals, specialty chemicals, polymers and plastics, gases and agricultural chemicals companies, as well as the metals, mining, forest products and building materials industries	Companies in the oil and gas industry, including upstream, midstream, downstream, oilfield services, clean energy and energy trading companies	Power generators and developers, electric and gas transmission and distribution operators, energy and energy service retailers; water, waste and recycling service providers

ACCENTURE 2023 FORM 10-K	Item 1. Business	8
People
Overview
We are a talent- and innovation-led organization with approximately 733,000 people as of August 31, 2023, whose skills and specialization are a significant source of competitive differentiation.
We serve clients at any given time in more than 120 countries, with offices and operations in 49 countries. The majority of our people are in India, the Philippines and the U.S.
We have a culture of shared success, which is defined as success for our clients, our people, our shareholders, our partners and our communities. That culture is built upon four tangible building blocks—our beliefs, our behaviors, the way we develop and reward our people and the way we do business.
Our Beliefs and Behaviors
Our leadership essentials set the standard for what we expect of all our people:

•always do the right thing, in every decision and action;
•lead with excellence, confidence and humility, as demonstrated by being a learner, building great teams and being naturally collaborative;
•exemplify client-centricity and a commitment to client value creation;
•act as a true partner, to each other, our clients, our ecosystem and our communities—committed to shared success;
•care deeply for all our people to help them achieve their aspirations professionally and personally;

•live our unwavering commitment to inclusion, diversity and equality, as demonstrated by personal impact and overall results;
•have the courage to change and the ability to bring our people along the journey; and
•actively innovate—seeking new answers, applying a tech, AI and data first mindset, looking internally across Accenture and outside—to partners, competitors, start-ups, clients, academia and analysts—to learn, respectfully challenge our assumptions and apply the innovation, and cultivate and reward our people for doing the same.

Listening to the voices of our people provides the input to ensure that they have the tools and resources to do their jobs and the right learning opportunities, and that they experience a positive, respectful and inclusive work environment. We do this on an ongoing basis across various channels, including surveys and forums. One of our surveys, which was conducted in November 2022 and measures how our people experience our culture, shows that 91% of our global respondents believe they can work to their potential because they are in an environment where they are treated with respect and in an appropriate manner.
Our purpose is to deliver on the promise of technology and human ingenuity. Our strategy is to deliver 360° value for all our stakeholders by helping them continuously reinvent. To drive reinvention, innovation must be at the forefront, which requires us to attract, develop and inspire top talent. Talent is one of our most important areas of competitive differentiation. As part of our talent strategy, we hire and develop people who have different backgrounds, different perspectives, and different lived experiences. These differences ensure that we have and attract the cognitive diversity to deliver a variety of perspectives, observations, and insights which are essential to drive the innovation needed to reinvent. To help achieve this diversity we set goals, share them publicly, and collect data to measure our progress, continuously improve, and hold our leaders accountable for ensuring we have the most innovative and talented people in our industry. This approach is a key driver of our progress.
We recognize that some people come to Accenture having faced obstacles as an aspect of their identity or lived experience. At Accenture, we are committed to harness these perspectives and ensure that all of our people have the opportunity to thrive and unlock their full potential. We are a meritocracy. Our intention is to foster a culture and a workplace in which all of our people feel a sense of belonging and are respected and empowered to do their best work and to create 360° value for all our stakeholders.

ACCENTURE 2023 FORM 10-K	Item 1. Business	9

We are now 48% women, compared to our gender parity goal by 2025. And, we are currently 29% women managing directors, compared to our goal of 30% by 2025. We are also working toward our total workforce 2025 race and ethnicity goals in the U.S., the U.K., and South Africa, which we announced in 2020.
•In the U.S., African American and Black colleagues represent 12% of our workforce, in line with our goal. Additionally, Hispanic American and Latinx colleagues represent 11% of our workforce, compared to our goal of 13%.

•In the U.K., Black colleagues represent 5% of our workforce compared to our goal of 7%.

•In South Africa, African Black colleagues represent 45% of our workforce compared to our goal of 68%. Coloured colleagues represent 10% of our workforce, in line with our goal.
We are committed to pay equity and pay equity at Accenture means that our people receive pay that is fair and consistent when considering similarity of work, location and tenure at career level. We conduct an annual pay equity review. As of our last review which reflected annual pay changes effective December 1, 2022, we have dollar-for-dollar, 100% pay equity for women compared to men in every country where we operate (certain subsidiaries, including recent acquisitions, and countries with de minimis headcount were excluded from the analysis). By race and ethnicity, we likewise had dollar-for-dollar, 100% pay equity in the U.S., the U.K. and South Africa, which are the locations where we currently have the data available to use for this purpose.
We are now 48% Women compared to our goal of 50% by 2025

We are now 29% Women managing directors compared to our goal of 30% by 2025

The Way We Develop and Reward Our People
Our focus is to create talent and unlock the potential of our people, to create strong leaders, and to help them achieve their professional and personal aspirations, while continuously pivoting to meet new client demands.
During fiscal 2023, we invested $1.1 billion in continuous learning and development. With our digital learning platform, we delivered approximately 40 million training hours, consistent with fiscal 2022.
We have skills data for our people, enabling us to flexibly respond to shifting client needs while also recommending skill-specific training based on an individual’s interests. We upskill people at scale, while proactively defining new skills and roles in anticipation of client needs. We expect to double our Data & AI Practice to 80,000 people through hiring, training and acquisitions over the next three years.
We are focused on rigorous, job-specific training through key industry certifications and partnerships with leading universities around the globe. We also train our people on inclusion and mitigating unconscious bias.
We promoted approximately 123,000 people in fiscal 2023, demonstrating our continued commitment to creating vibrant careers and opportunities for our people.
We balance our supply of skills with changes in client demand. We do this through adjusting levels of new hiring and managing our attrition (both voluntary and involuntary). We believe people are drawn to our strong purpose, values and reputation. For fiscal 2023, attrition, excluding involuntary terminations, was 13%, down from 19% in fiscal 2022. For the fourth quarter of fiscal 2023, annualized attrition, excluding involuntary terminations, was 14%, up from 13% in the third quarter of fiscal 2023. During the second quarter of fiscal 2023, we initiated actions to streamline operations and transform our nonbillable corporate functions to reduce costs.
Accenture’s total rewards consist of cash compensation, equity and a wide range of benefits. Our total rewards program is designed to recognize our people’s skills, contributions and career progression. Base salary, bonus and equity are tailored to the market where our people work and live. Certain rewards, like equity and bonuses, are opportunities for our people to share in the overall success of our company. As our people advance in their careers, they have greater opportunities to be rewarded. Accenture’s equitable rewards go beyond financial rewards and include health and well-being programs that care for our people.

ACCENTURE 2023 FORM 10-K	Item 1. Business	10
The Way We Do Business
At Accenture, our people care deeply about doing the right thing. Together, we have proven that we can succeed—providing value to our clients and shareholders and opportunities for our people—while being a powerful force for good. Our shared commitment to operating with the highest ethical standard and making a positive difference in everything we do is what we believe differentiates Accenture. We believe in transparency, that transparency builds trust, and that we must earn the trust of our clients, our people, our partners and our communities each and every day.
Our Code of Business Ethics is organized into six fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen. It applies to all our people—regardless of their title or location. With our Code of Business Ethics, we want to help our people make ethical behavior a natural part of what we do every day—with each other, our clients, our partners and our communities.
Accenture’s commitment to and focus on our people and culture has generated significant recognition, including No. 1 on the Refinitiv Global Diversity & Inclusion Index for the fourth time in six years; Ethisphere’s World’s Most Ethical Companies for 16 consecutive years; and being ranked No. 17 among 25 companies on World's Best Workplaces™ by Fortune and Great Place to Work®. Accenture is recognized as a top 10 place to work in eight countries, representing 70% of our people: No. 1 in Argentina, No. 2 in Mexico and the Philippines, No. 5 in Brazil, Indonesia and the U.S., and No. 10 in Chile on the Great Place to Work® list of Best Workplaces™, and No. 2 on Business Today's Best Companies to Work For in India.
Our Health, Safety and Well-Being
We are committed to creating a place where people can be successful both professionally and personally. We take a holistic view of well-being—including physical, mental, emotional and financial well-being—providing specially defined programs and practices to meet our people’s fundamental human needs.

ACCENTURE 2023 FORM 10-K	Item 1. Business	11
Environmental Sustainability
We help our clients together with our ecosystem partners, to define, measure and achieve their environmental, social and governance goals by connecting sustainability with their transformation agendas across their strategy and operations to make their value chains more sustainable.
We have a strong commitment to environmental sustainability in how we operate our business, and we hold ourselves accountable to clear and measurable objectives. Our environment goals span three areas: reducing our carbon emissions including through nature-based carbon removal programs, moving toward zero waste and planning for water risk.
Reducing our Carbon Emissions
The most significant aspects of our environmental footprint are the greenhouse gas emissions related to electricity used in our locations, as well as business travel and purchased goods and services.
In 2020, we signed the UN Global Compact Business Ambition for 1.5°C Pledge, joining leading companies in pledging to do our part to keep global warming below 1.5° Celsius, in alignment with the Paris Agreement and the criteria and recommendations of the Science Based Targets initiative (SBTi).
We are continuing to work toward our goal of net-zero emissions by 2025 by first focusing on reductions across our Scope 1, 2, and 3 emissions and then removing any remaining emissions through nature-based carbon removal projects.
We are also establishing new goals to align with the SBTi’s criteria, guidance and recommendations for setting science-based net-zero targets. In 2023, we set a new, near-term target aligned to 2030, which was approved by the SBTi.
Carbon Reduction
Our approach to carbon reduction in support of our goals includes:

•Renewable electricity. In 2023, we achieved our goal of 100% renewable electricity in our offices. As we do not own our office buildings and procure most of our energy from the grid, we increase our renewable electricity by purchasing renewable electricity contracts equivalent to the amount of electricity we consume. Going forward, we plan to maintain 100% renewable electricity on an annual basis through continued purchase of renewable electricity contracts. As we purchase renewable electricity, we also support the generation of more renewable sources of electricity.

Achieved 100% renewable electricity by the end of 2023

•Enabling low carbon business travel. We continue to use technology to facilitate more cost and carbon-efficient delivery for our clients and our business and have implemented an internal carbon price on travel to encourage climate smart travel decisions. In addition, we have developed analytics and reporting focused on our business travel emissions so that we can share emissions data with our clients as part of our delivery activities.

•Engaging our suppliers. We are working with our suppliers to reduce our Scope 3 emissions. Our goal is that 90% of our key suppliers disclose their environmental targets and the actions being taken to reduce emissions by the end of 2025. Our suppliers are making good progress, with 68% of key suppliers disclosing their targets and 75% disclosing the actions they are taking as of December 2022. Key suppliers are defined as vendors that represent a significant portion of our 2019 Scope 3 emissions.

Carbon Removal
•Nature-based carbon removal. To offset our remaining emissions, we are investing in nature-based carbon removal solutions to remove carbon from the atmosphere. Our nature-based carbon removal projects will also support and respect the universal principles of the UNGC in the relevant areas of human rights, labor, environment, anticorruption and the UN Sustainable Development Goals (SDGs).

ACCENTURE 2023 FORM 10-K	Item 1. Business	12
Moving Toward Zero Waste
•Addressing e-waste and office furniture. We have a goal of reusing or recycling 100% of our e-waste, such as computers and servers, as well as all our office furniture, by the end of 2025. During fiscal 2023, we reused or recycled nearly 100% of our e-waste relating to computers, servers and uninterruptible power supply devices. We continue to refine our processes, leverage our asset tracking system and work with vendors to help us extend the life cycle of our furniture, including through refurbishment and reuse or recycling.
•Eliminate single-use plastics in our office locations. During fiscal 2023, we eliminated single-use plastics in our office locations by purchasing reusable and plastic-free items.
Planning for Water Risk
•Mitigating the potential impacts of climate change-related water risk. Although Accenture is not a water-intensive company, to safeguard our people and operations we are developing water resiliency action plans to reduce the impact of climate-related flooding, drought and water scarcity on our business and our people in high-risk areas.
Global Delivery Capability
A key differentiator is our global delivery capability. We have one of the world’s largest networks of centers with deep capabilities in Strategy & Consulting, Technology, Operations, Industry X and Song, that allows us to help our clients create exceptional business value. It brings the right people at the right time to our clients from anywhere in the world—both in physical and virtual working environments—a capability that is particularly crucial as business needs and conditions change rapidly. Our global approach provides scalable innovation; standardized processes, methods and tools; automation and AI; industry expertise and specialized capabilities; cost advantages; foreign language fluency; proximity to clients; and time zone advantages—to deliver high-quality solutions. Emphasizing quality, productivity, reduced risk, speed-to-market and predictability, our global delivery model supports all parts of our business to provide clients with price-competitive services and solutions.
Innovation and Intellectual Property
We are committed to developing leading-edge ideas and leveraging emerging technologies and we see innovation as a source of competitive advantage. We use our investment in R&D—on which we spent $1.3 billion, $1.1 billion and $1.1 billion in fiscal 2023, 2022 and 2021, respectively—to help clients address new realities in the marketplace and to face the future with confidence.
Our innovation experts work with clients across the world to imagine their future, build and co-create innovative business strategies and technology solutions, and then scale those solutions to sustain innovation. We harness our unique intellectual property to deliver these innovation services.
We have a global portfolio of patents and pending patent applications covering various technology areas, including AI, cloud, metaverse, cybersecurity, blockchain, automation, extended reality and analytics. We leverage patent, trade secret and copyright laws as well as contractual arrangements and confidentiality procedures to protect the intellectual property in our innovative services and solutions. These include our proprietary platforms, software, reusable knowledge capital, and other innovations. We also have policies to respect the intellectual property rights of third parties, such as our clients, partners, vendors and others.
We believe our combination of people, assets and capabilities, including our global network of more than 100 innovation hubs, makes Accenture one of the leading strategic innovation partners for our clients. We have deep expertise in innovation consulting including strategy, culture change and building new business models through to long-term technology innovation, which creates the products and markets of the future.
This is all supported by our innovation approach, which includes Accenture Research, Accenture Ventures and Accenture Labs as well as our Studios, Innovation Centers and Delivery Centers. Our research and thought leadership teams help identify market, technology and industry trends. Accenture Ventures partners with and invests in growth-stage companies that create innovative enterprise technologies. Accenture Labs incubate and prototype new concepts through applied research and development projects. Within this, the Technology Incubation Group incubates and applies emerging technology innovation to business architectures, including blockchain, metaverse, extended reality and quantum.
To protect Accenture’s brands, we rely on intellectual property laws and trademark registrations held around the world. Trademarks appearing in this report are the trademarks or registered trademarks of Accenture Global Services Limited, Accenture Global Solutions Limited, or third parties, as applicable.

ACCENTURE 2023 FORM 10-K	Item 1. Business	13
Competition
Accenture operates in a highly competitive and rapidly changing global marketplace. We compete with a variety of organizations that offer services and solutions competitive with those we offer—but we believe no other company offers the full range of services at scale that Accenture does, which uniquely positions us in a highly competitive market. Our clients typically retain us on a non-exclusive basis.
Our competitors include large multinational IT service providers, including the services arms of large global technology providers; off-shore IT service providers in lower-cost locations, particularly in India; accounting firms and consultancies that provide consulting and other IT services and solutions; solution or service providers that compete with us in a specific geographic market, industry or service area, including advertising agency holding companies, engineering services providers and technology start-ups; and in-house IT departments of large corporations that use their own resources rather than engage an outside firm.
We believe Accenture competes successfully in the marketplace because:

•We are focused on creating 360° value, which we define as delivering the financial business case and unique value a client may be seeking, and striving to partner with our clients to achieve greater progress on inclusion and diversity, reskill and upskill our clients’ employees, help our clients achieve their sustainability goals, and create meaningful experiences, both with Accenture and for the customers and employees of our clients;
•We are a trusted partner with long-term client relationships and a proven track record for delivering from strategy to execution, on large, complex programs at speed that drive outcomes and tangible value;
•We provide a broad range of services bringing together our capabilities at scale and have a significant presence in every major geographic market, enabling us to leverage our global expertise in a local context to deliver the best solutions, and our managed services help companies move faster by leveraging our digital platform and talent and reduce costs;
•The breadth and scale of our technology capabilities, combined with our strong relationships with our technology ecosystem partners, enable us to help clients transform and re-platform in a sustainable way at speed;
•We have deep industry and cross-industry expertise, which enable us to accelerate value as clients transform their products, customer experiences and optimize their operations;

•We continuously invest in advanced tools, methods and platforms, and the highly specialized skills of our people, to create repeatable industry and cross industry solutions and assets, that can scale at speed, leveraging our deep experience, knowledge and insights across industries, functions and services, often with our ecosystem partners;
•Our industry-leading innovation approach—including Accenture Research, Accenture Ventures and Accenture Labs as well as our Studios, Innovation Centers and Delivery Centers—reflects our commitment to continuous innovation and enables us to rapidly identify, incubate, and scale emerging technology solutions for our clients;
•We have deep experience in AI, having embedded AI across our worldwide service delivery approach for more than a decade, and are making significant investments in solutions at scale to help our clients responsibly advance and use AI, and generative AI, to develop new strategies, operating models, business cases and digital core architecture, enabling them to achieve greater growth, efficiency, and resiliency, while accelerating value; and
•Our goal is to recruit the most talented people in our markets, and we have an unwavering commitment to inclusion and diversity, which creates an environment that unleashes innovation, and a world-class learning organization that helps us continuously invest in the development of our people, and we believe our strategy to deliver 360° value makes us an attractive destination for top talent, a trusted partner to our clients and ecosystem, and a respected member of our communities.

ACCENTURE 2023 FORM 10-K	Item 1. Business	14
Information About Our Executive Officers
Our executive officers as of October 12, 2023 are as follows:

Melissa Burgum, 51, became our chief accounting officer in September 2022 and has served as our corporate controller since September 2021. Prior to that, Ms. Burgum served as our assistant corporate controller from December 2016 to September 2021 and as controller for Accenture Federal Services from May 2013 to December 2016. Prior to joining Accenture, Ms. Burgum held controllership roles at two public companies and was previously an auditor and consultant for Arthur Andersen. Ms. Burgum has been with Accenture for 10 years.

Leo Framil, 54, became our chief executive officer—Growth Markets in September 2022. From January 2016 to September 2022, Mr. Framil served as our market unit lead in Latin America. Prior to January 2016, Mr. Framil led Financial Services in Latin America. Mr. Framil was with Accenture from March 1992 until March 1997 before rejoining in October 1998.

KC McClure, 58, became our chief financial officer in January 2019. From June 2018 to January 2019, she served as managing director—Finance Operations, where she led our finance operations across the entirety of our businesses. From December 2016 to May 2018, she served as our finance director—Communications, Media & Technology. Prior to assuming that role, she served as our head of investor relations from September 2010 to November 2016, and from March 2002 to August 2010, she served as our finance director—Health & Public Service. Ms. McClure has been with Accenture for 35 years.

Jean-Marc Ollagnier, 61, became our chief executive officer—Europe in March 2020 and our chief executive officer—EMEA in September 2023. From March 2011 to March 2020, Mr. Ollagnier served as our group chief executive—Resources. From September 2006 to March 2011, Mr. Ollagnier led Resources in Europe, Latin America, the Middle East and Africa. Previously, he served as our global managing director—Financial Services Solutions group and as our geographic unit managing director—Gallia. Mr. Ollagnier has been with Accenture for 37 years.

Manish Sharma, 55, became our chief executive officer—North America in September 2023. Prior to that, Mr. Sharma served as our chief operating officer from March 2022 to September 2023. From March 2020 to March 2022, Mr. Sharma served as our group chief executive—Operations. From September 2016 to March 2020, Mr. Sharma served as the group operating officer for Operations. From January 2009 to September 2016, Mr. Sharma was our senior managing director for Accenture Operations Global Delivery and Solution Development and global sales lead for Accenture Operations Business Process Outsourcing (BPO). Previously, he led our BPO operations in the Asia Pacific region. Mr. Sharma has been with Accenture for 28 years.

Ellyn J. Shook, 60, became our chief leadership officer in December 2015 and has also served as our chief human resources officer since March 2014. From 2012 to March 2014, Ms. Shook was our senior managing director—Human Resources and head of our Human Resources Centers of Expertise. From 2004 to 2011, she served as the global human resources lead for career management, performance management, total rewards, employee engagement and mergers and acquisitions. Ms. Shook has been with Accenture for 35 years. Since January 2022, Ms. Shook has served as a director of BRP Group, Inc.

ACCENTURE 2023 FORM 10-K	Item 1. Business	15

Julie Sweet, 56, became chair of our Board of Directors in September 2021 and has served as our chief executive officer since September 2019. From June 2015 to September 2019, she served as our chief executive officer—North America. From March 2010 to June 2015, she served as our general counsel, secretary and chief compliance officer. Prior to joining Accenture in 2010, Ms. Sweet was a partner for 10 years in the law firm Cravath, Swaine & Moore LLP, which she joined as an associate in 1992. Ms. Sweet has been with Accenture for 13 years and has served as a director since September 2019.

Joel Unruch, 45, became our general counsel in September 2019 and has served as our corporate secretary since June 2015. Mr. Unruch also served as our chief compliance officer from September 2019 to January 2020. Mr. Unruch joined Accenture in 2011 as our assistant general counsel and assistant secretary and also oversaw ventures & acquisitions and alliances & ecosystems practices for our legal group. Prior to joining Accenture, Mr. Unruch was corporate counsel at Amazon.com and previously an associate in the corporate department of the law firm Cravath, Swaine & Moore LLP. Mr. Unruch has been with Accenture for 12 years.

John Walsh, 59, became our chief operating officer in September 2023. From March 2020 to September 2023, Mr. Walsh served as our chief strategic accounts and global sales officer. From November 2019 to March 2020, he served as our group chief executive—Communications, Media & Technology. He served as senior managing director—Communications, Media & Technology in North America, from 2013 to 2019. Mr. Walsh has been with Accenture for 37 years.

Organizational Structure
Accenture plc was incorporated in Ireland on June 10, 2009 as a public limited company. We operate our business through subsidiaries of Accenture plc.
The Consolidated Financial Statements reflect the ownership interests in Accenture Canada Holdings Inc. held by certain current and former members of Accenture Leadership as noncontrolling interests. The noncontrolling ownership interests were less than 1% as of August 31, 2023. “Accenture Leadership” is comprised of members of our global management committee (our primary management and leadership team, which consists of approximately 50 of our most senior leaders), senior managing directors and managing directors.

Part II Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
ACCENTURE 2023 FORM 10-K		16
Part II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this Annual Report on Form 10-K. This discussion and analysis also contains forward-looking statements and should also be read in conjunction with the disclosures and information contained in “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this Annual Report on Form 10-K.
We use the terms “Accenture,” “we,” “our” and “us” in this report to refer to Accenture plc and its subsidiaries. All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “fiscal 2023” means the 12-month period that ended on August 31, 2023. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.
We use the term “in local currency” so that certain financial results may be viewed without the impact of foreign currency exchange rate fluctuations, thereby facilitating period-to-period comparisons of business performance. Financial results “in local currency” are calculated by restating current period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar.
Overview
Accenture is a leading global professional services company, providing a broad range of services and solutions across Strategy & Consulting, Technology, Operations, Industry X and Song. We serve clients in three geographic markets: North America, EMEA (Europe, Middle East and Africa) and Growth Markets. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability to help the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale.
Our results of operations are affected by economic conditions, including macroeconomic conditions, the overall inflationary environment and levels of business confidence. There continues to be significant economic and geopolitical uncertainty in many markets around the world, which has impacted and may continue to impact our business. These conditions have slowed the pace and level of client spending for smaller contracts with a shorter duration, especially for our consulting services. From an industry perspective, we are also experiencing reduced demand particularly in our Communications, Media & Technology industry group.
Key Metrics
Key metrics for fiscal 2023 compared to fiscal 2022 are included below. We have presented operating margin and diluted earnings per share on a non-GAAP or “adjusted” basis to exclude the impact of $1,063 million in business optimization costs and, with respect to diluted earnings per share, the impact of a $253 million investment gain recorded during fiscal 2023. For additional information, see Note 1 (Summary of Significant Accounting Policies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
•Revenues of $64.1 billion, representing 4% growth in U.S. dollars and 8% growth in local currency;
•New bookings of $72.2 billion, an increase of 1% in U.S. dollars and 5% in local currency;
•Operating margin of 13.7%, compared to 15.2% in fiscal 2022; adjusted operating margin expanded 20 basis points to 15.4%;

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	17
•Diluted earnings per share of $10.77, compared to $10.71 for fiscal 2022; adjusted earnings per share increased 9% to $11.67; and
•Cash returned to shareholders of $7.2 billion, including share purchases of $4.3 billion and dividends of $2.8 billion.
Revenues

		Fiscal		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency
(in billions of U.S. dollars)		2023	2022

Geographic Markets (1)	North America	$30.3	$29.1	4%	4%
	EMEA	22.3	21.1	6	11
	Growth Markets	11.5	11.4	1	11
	Total Revenues	$64.1	$61.6	4%	8%

Industry Groups	Communications, Media & Technology	$11.5	$12.2	(6)%	(3)%
	Financial Services	12.1	11.8	3	7
	Health & Public Service	12.6	11.2	12	14
	Products	19.1	18.3	5	9
	Resources	8.9	8.1	10	15
	Total Revenues	$64.1	$61.6	4%	8%

Type of Work	Consulting	$33.6	$34.1	(1)%	3%
	Managed Services (2)	30.5	27.5	11	14
	Total Revenues	$64.1	$61.6	4%	8%

Amounts in table may not total due to rounding.
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
(2)Previously referred to as our outsourcing business.
Revenues for fiscal 2023 increased 4% in U.S. dollars and 8% in local currency compared to fiscal 2022. During fiscal 2023, revenue growth in local currency was very strong in EMEA and Growth Markets and solid in North America. We experienced local currency revenue growth that was very strong in Resources and Health & Public Service, strong in Products and Financial Services, partially offset by a modest decline in Communications, Media & Technology. Revenue growth in local currency was very strong in managed services and modest in consulting during fiscal 2023. The business environment is competitive, and we are experiencing lower pricing across the business. We define pricing as contract profitability or margin on the work that we sell.
In our consulting business, revenues for fiscal 2023 decreased 1% in U.S. dollars and increased 3% in local currency compared to fiscal 2022. Consulting revenue growth in local currency in fiscal 2023 was driven by solid growth in Growth Markets and EMEA, while North America was flat. Our consulting revenue continues to be driven by helping our clients accelerate their digital transformation, including moving to the cloud, embedding security across the enterprise and adopting new technologies. In addition, clients continue to be focused on initiatives designed to deliver cost savings and operational efficiency, as well as projects to accelerate growth and improve customer experiences. While we continue to experience demand for these services, we are seeing a slower pace and level of client spending, especially for smaller contracts with a shorter duration.
In our managed services business, revenues for fiscal 2023 increased 11% in U.S. dollars and 14% in local currency compared to fiscal 2022. Managed services revenue growth in local currency in fiscal 2023 was driven by very strong growth in EMEA and Growth Markets and strong growth in North America. We continue to experience growing demand to assist clients with application modernization and maintenance, cloud enablement and cybersecurity-as-a-service (formerly managed security services). In addition, clients continue to be focused on transforming their operations through data and analytics, automation and artificial intelligence to drive productivity and operational cost savings.
As we are a global company, our revenues are denominated in multiple currencies and may be significantly affected by currency exchange rate fluctuations. While a significant portion of our revenues are in U.S. dollars, the majority of our revenues are denominated in other currencies, including the Euro, Japanese yen and U.K. pound. There continues to be volatility in foreign currency exchange rates. Unfavorable fluctuations in foreign currency exchange rates have had and could in the future have a material effect on our financial results. If the U.S. dollar weakens against other currencies, resulting in

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	18
favorable currency translation, our revenues, revenue growth and results of operations in U.S. dollars may be higher. If the U.S. dollar strengthens against other currencies, resulting in unfavorable currency translation, our revenues, revenue growth and results of operations in U.S. dollars may be lower. The U.S. dollar strengthened against various currencies during fiscal 2023, resulting in unfavorable currency translation and U.S. dollar revenue growth that was approximately 4% lower than our revenue growth in local currency for the year. Assuming that exchange rates stay within recent ranges, we estimate that our fiscal 2024 revenue growth in U.S. dollars will be approximately equal to our revenue growth in local currency.
People Metrics

Utilization	Workforce	Annualized Voluntary Attrition
91%	733,000	13%
consistent with fiscal 2022	compared to approximately 721,000 as of August 31, 2022	compared to 19% in fiscal 2022

Utilization for fiscal 2023 was 91%, consistent with fiscal 2022. We hire to meet current and projected future demand. We proactively plan and manage the size and composition of our workforce and take actions as needed to address changes in the anticipated demand for our services and solutions, given that compensation costs are the most significant portion of our     operating expenses. Our workforce, the majority of which serves our clients, increased to approximately 733,000 as of August 31, 2023, compared to approximately 721,000 as of August 31, 2022. The year-over-year increase in our workforce reflects people added in connection with acquisitions and hiring for specific skills.
For fiscal 2023, attrition, excluding involuntary terminations, was 13%, down from 19% in fiscal 2022. For the fourth quarter of fiscal 2023, annualized attrition, excluding involuntary terminations, was 14%, up from 13% in the third quarter of fiscal 2023. We evaluate voluntary attrition, adjust levels of new hiring and use involuntary terminations as a means to keep our supply of skills and resources in balance with changes in client demand. During the second quarter of fiscal 2023, we initiated actions to streamline operations and transform our nonbillable corporate functions to reduce costs.
In addition, we adjust compensation in order to attract and retain appropriate numbers of qualified employees. For the majority of our people, compensation increases became effective December 1st of fiscal 2023. Given the overall inflationary environment, compensation has increased faster than in prior years, but is moderating. We strive to adjust pricing as well as drive cost and delivery efficiencies, such as changing the mix of people and utilizing technology, to reduce the impact of compensation increases on our margin and contract profitability.
Our ability to grow our revenues and maintain or increase our margin could be adversely affected if we are unable to: match people and skills with the types or amounts of services and solutions clients are demanding; recover or offset increases in compensation; deploy our employees globally on a timely basis; manage attrition; and/or effectively assimilate new employees.
Operating Expenses
The primary categories of operating expenses include Cost of services, Sales and marketing and General and administrative costs. Cost of services is primarily driven by the cost of people serving our clients, which consists mainly of compensation, subcontractor and other payroll costs, and non-payroll costs such as facilities, technology and travel. Cost of services includes a variety of activities such as: contract delivery; recruiting and training; software development; and integration of acquisitions. Sales and marketing costs are driven primarily by: compensation costs for business development activities; marketing- and advertising-related activities; and certain acquisition-related costs. General and administrative costs primarily include costs for people that are non-client-facing, information systems, office space and certain acquisition-related costs.
Gross margin (Revenues less Cost of services as a percentage of Revenues) for fiscal 2023 was 32.3%, compared with 32.0% for fiscal 2022. The increase in gross margin for fiscal 2023 was primarily due to lower labor costs, including lower subcontractor costs, partially offset by higher non-payroll costs, primarily for travel.
Sales and marketing and General and administrative costs as a percentage of revenues were 16.9% for fiscal 2023, compared with 16.8% for fiscal 2022. For fiscal 2023 compared to fiscal 2022, Sales and marketing costs increased 40 basis points due to higher selling and other business development costs as a percentage of revenues. General and administrative costs decreased 20 basis points as a percentage of revenues.
During fiscal 2023, we recorded $1,063 million in business optimization costs primarily for employee severance. For additional information, see Note 1 (Summary of Significant Accounting Policies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	19
Operating margin (Operating income as a percentage of Revenues) for fiscal 2023 was 13.7%, compared with 15.2% for fiscal 2022.The business optimization costs recorded during fiscal 2023 reduced operating margin by 170 basis points. Excluding these costs, operating margin for fiscal 2023 increased 20 basis points to 15.4%.
Other Income (Expense), net
During fiscal 2023, we recorded a gain of $253 million related to our investment in Duck Creek Technologies. For additional information, see Note 1 (Summary of Significant Accounting Policies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Effective Tax Rate
The effective tax rates for fiscal 2023 and 2022 were 23.4% and 24.0%, respectively. Absent the business optimization costs of $1,063 million and related reduction in tax expense of $247 million, as well as an investment gain of $253 million and related tax expense of $9 million, our effective tax rate for fiscal 2023 was 23.9%.
Earnings Per Share
Diluted earnings per share were $10.77 for fiscal 2023, compared with $10.71 for fiscal 2022. The $816 million of business optimization costs, net of related taxes, decreased diluted earnings per share by $1.28 and the $244 million investment gain, net of related taxes, increased diluted earnings per share by $0.38 for fiscal 2023. Excluding these impacts, diluted earnings per share were $11.67 for fiscal 2023.
Our operating income and diluted earnings per share are affected by currency exchange rate fluctuations on revenues and costs. Most of our costs are incurred in the same currency as the related revenues. Where practical, we seek to manage foreign currency exposure for costs not incurred in the same currency as the related revenues, such as the costs associated with our global delivery model, by using currency protection provisions in our customer contracts and through our hedging programs. We seek to manage our costs, taking into consideration the residual positive and negative effects of changes in foreign exchange rates on those costs. For more information on our hedging programs, see Foreign Currency Risk under Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” and Note 9 (Financial Instruments) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Non-GAAP Financial Measures
For fiscal 2023, we have presented effective tax rates and diluted earnings per share excluding the business optimization costs and investment gain, as well as operating income and operating margin excluding the business optimization costs, as we believe doing so facilitates understanding as to the impact of these items and our performance in comparison to the prior periods. While we believe that this non-GAAP financial information is useful in evaluating our operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
New Bookings

	Fiscal		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency
(in billions of U.S. dollars)	2023	2022
Consulting	$36.2	$37.9	(4)%	(1)%
Managed Services (1)	36.0	33.9	6	10
Total New Bookings	$72.2	$71.7	1%	5%
Amounts in table may not total due to rounding.
(1)Previously referred to as our outsourcing business.
We provide information regarding our new bookings, which include new contracts, including those acquired through acquisitions, as well as renewals, extensions and changes to existing contracts, because we believe doing so provides useful trend information regarding changes in the volume of our new business over time. New bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large managed services contracts. The types of services and solutions clients are demanding and the pace and level of their spending may impact the conversion of new bookings to revenues. For example, managed services bookings, which are typically for multi-year contracts, generally convert to revenue over a longer period of time compared to consulting bookings.
Information regarding our new bookings is not comparable to, nor should it be substituted for, an analysis of our revenues over time. New bookings involve estimates and judgments. There are no third-party standards or requirements governing the

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	20
calculation of bookings. We do not update our new bookings for material subsequent terminations or reductions related to bookings originally recorded in prior fiscal years. New bookings are recorded using then-existing foreign currency exchange rates and are not subsequently adjusted for foreign currency exchange rate fluctuations.
The majority of our contracts are terminable by the client on short notice with little or no termination penalties, and some without notice. Only the non-cancelable portion of these contracts is included in our remaining performance obligations disclosed in Note 2 (Revenues) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.” Accordingly, a significant portion of what we consider contract bookings is not included in our remaining performance obligations.
Critical Accounting Policies and Estimates
The preparation of our Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses. We continually evaluate our estimates, judgments and assumptions based on available information and experience. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates. Certain of our accounting policies require higher degrees of judgment than others in their application. These include certain aspects of accounting for revenue recognition and income taxes.
Revenue Recognition
Determining the method and amount of revenue to recognize requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require contract interpretation to determine the appropriate accounting, including whether promised goods and services specified in an arrangement are distinct performance obligations and should be accounted for separately. Other judgments include determining whether performance obligations are satisfied over time or at a point in time and the selection of the method to measure progress towards completion.
We measure progress towards completion for technology integration consulting services and some non-technology consulting services using costs incurred to date relative to total estimated costs at completion. Revenues, including estimated fees, are recorded proportionally as costs are incurred. The amount of revenue recognized for these contracts in a period is dependent on our ability to estimate total contract costs. We continually evaluate our estimates of total contract costs based on available information and experience.
Additionally, the nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the variability in revenues and margins earned on such contracts. We conduct reviews prior to signing such contracts to evaluate whether these incentives are reasonably achievable. Our estimates are monitored over the lives of our contracts and are based on an assessment of our anticipated performance, historical experience and other information available at the time.
For additional information, see Note 2 (Revenues) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Income Taxes
Determining the consolidated provision for income tax expense, income tax liabilities and deferred tax assets and liabilities involves judgment. Deferred tax assets and liabilities, measured using enacted tax rates, are recognized for the future tax consequences of temporary differences between the tax and financial statement bases of assets and liabilities. As a global company, we calculate and provide for income taxes in each of the tax jurisdictions in which we operate. This involves estimating current tax exposures in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. Tax exposures can involve complex issues and may require an extended period to resolve. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjust the valuation allowances accordingly. Factors considered in making this determination include the period of expiration of the tax asset, planned use of the tax asset, tax planning strategies and historical and projected taxable income as well as tax liabilities for the tax jurisdiction in which the tax asset is located. Valuation allowances will be subject to change in each future reporting period as a result of changes in one or more of these factors. Changes in the geographic mix or estimated level of annual income before taxes can affect the overall effective tax rate.
We apply an estimated annual effective tax rate to our quarterly operating results to determine the interim provision for income tax expense. A change in judgment that impacts the measurement of a tax position taken in a prior year is recognized as a discrete item in the interim period in which the change occurs. In the event there is a significant unusual or infrequent item recognized in our quarterly operating results, the tax attributable to that item is recorded in the interim period

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	21
in which it occurs. We release stranded tax effects from Accumulated other comprehensive loss using the specific identification approach for our defined benefit plans and the portfolio approach for other items.
No taxes have been provided on undistributed foreign earnings that are planned to be indefinitely reinvested. If future events, including material changes in estimates of cash, working capital and long-term investment requirements, necessitate that these earnings be distributed, an additional provision for taxes may apply, which could materially affect our future effective tax rate. We currently do not foresee any event that would require us to distribute these indefinitely reinvested earnings. For additional information, see Note 11 (Income Taxes) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
As a matter of course, we are regularly audited by various taxing authorities, and sometimes these audits result in proposed assessments where the ultimate resolution may result in us owing additional taxes. We establish tax liabilities or reduce tax assets when, despite our belief that our tax return positions are appropriate and supportable under local tax law, we believe we may not succeed in realizing the tax benefit of certain positions if challenged. In evaluating a tax position, we determine whether it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Our estimate of the ultimate tax liability contains assumptions based on past experiences, judgments about potential actions by taxing jurisdictions as well as judgments about the likely outcome of issues that have been raised by taxing jurisdictions. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. We evaluate tax positions each quarter and adjust the related tax liabilities or assets in light of changing facts and circumstances, such as the progress of a tax audit or the expiration of a statute of limitations. We believe the estimates and assumptions used to support our evaluation of tax positions are reasonable. However, final determinations of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different from estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income, or cash flows in the period in which that determination is made. We believe our tax positions comply with applicable tax law and that we have adequately accounted for these positions.
Revenues by Segment/Geographic Market
Our three reportable operating segments are our geographic markets, North America, EMEA and Growth Markets. In addition to reporting revenues by geographic market and industry group, we also report revenues by two types of work: consulting and managed services, which represent the services sold by our geographic markets. Consulting revenues, which include strategy, management and technology consulting and technology integration consulting, reflect a finite, distinct project or set of projects with a defined outcome and typically a defined set of specific deliverables. Managed services revenues typically reflect ongoing, repeatable services or capabilities provided to transition, run and/or manage operations of client systems or business functions.
From time to time, our geographic markets work together to sell and implement certain contracts. The resulting revenues and costs from these contracts may be apportioned among the participating geographic markets. Generally, operating expenses for each geographic market have similar characteristics and are subject to the same factors, pressures and challenges. However, the economic environment and its effects on the industries served by our geographic markets affect revenues and operating expenses within our geographic markets to differing degrees. The mix between consulting and managed services is not uniform among our geographic markets. Local currency fluctuations also tend to affect our geographic markets differently, depending on the geographic concentrations and locations of their businesses.
While we provide discussion about our results of operations below, we cannot measure how much of our revenue growth in a particular period is attributable to changes in price or volume. Management does not track standard measures of unit or rate volume. Instead, our measures of volume and price are extremely complex, as each of our services contracts is unique, reflecting a customized mix of specific services that does not fit into standard comparability measurements. Revenue for our services is a function of the nature of each service to be provided, the skills required and the outcome sought, as well as estimated cost, risk, contract terms and other factors.

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	22
Results of Operations for Fiscal 2023 Compared to Fiscal 2022
Revenues by geographic market, industry group and type of work are as follows:

	Fiscal		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency	Percent of Total Revenues for Fiscal
(in millions of U.S. dollars)	2023	2022			2023	2022
Geographic Markets (1)
North America	$30,296	$29,121	4%	4%	47%	47%
EMEA	22,293	21,104	6	11	35	34
Growth Markets	11,524	11,369	1	11	18	18
Total Revenues	$64,112	$61,594	4%	8%	100%	100%
Industry Groups
Communications, Media & Technology	$11,453	$12,200	(6)%	(3)%	18%	20%
Financial Services	12,132	11,811	3	7	19	19
Health & Public Service	12,560	11,226	12	14	20	18
Products	19,104	18,275	5	9	30	30
Resources	8,863	8,082	10	15	14	13
Total Revenues	$64,112	$61,594	4%	8%	100%	100%
Type of Work
Consulting	$33,613	$34,076	(1)%	3%	52%	55%
Managed Services (2)	30,499	27,518	11	14	48	45
Total Revenues	$64,112	$61,594	4%	8%	100%	100%
Amounts in table may not total due to rounding.
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
(2)Previously referred to as our outsourcing business.
Revenues
The following revenues commentary discusses local currency revenue changes for fiscal 2023 compared to fiscal 2022:
Geographic Markets
•North America revenues increased 4% in local currency, led by growth in Public Service for our U.S. federal business, Health and Utilities. These increases were partially offset by declines in Communications & Media, High Tech, Banking & Capital Markets and Software & Platforms. Revenue growth was driven by the United States.
•EMEA revenues increased 11% in local currency, led by growth in Banking & Capital Markets, Industrial and Public Service. Revenue growth was driven by Germany, Italy and France.
•Growth Markets revenues increased 11% in local currency, led by growth in Chemicals & Natural Resources, Banking & Capital Markets and Public Service. Revenue growth was driven by Japan.
Operating Expenses
Operating expenses for fiscal 2023 increased $3,075 million, or 6%, over fiscal 2022, and increased as a percentage of revenues to 86.3% compared to 84.8% during this period. The increase as a percentage of revenues is primarily due to business optimization costs of $1,063 million recorded during fiscal 2023.

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Operating expenses by category are as follows:

	Fiscal
(in millions of U.S. dollars)	2023		2022		Increase (Decrease)
Operating Expenses	$55,302	86.3%	$52,227	84.8%	$3,075
Cost of services	43,380	67.7	41,893	68.0	1,487
Sales and marketing	6,583	10.3	6,108	9.9	474
General and administrative costs	4,276	6.7	4,226	6.9	50
Business optimization costs	1,063	1.7	—	—	1,063
Amounts in table may not total due to rounding.

Cost of Services
Cost of services for fiscal 2023 increased $1,487 million, or 4%, over fiscal 2022, and decreased as a percentage of revenues to 67.7% from 68.0% during this period. Gross margin for fiscal 2023 increased to 32.3% compared to 32.0% in fiscal 2022. The increase in gross margin for fiscal 2023 was primarily due to lower labor costs, including lower subcontractor costs, partially offset by higher non-payroll costs, primarily for travel compared to fiscal 2022.
Sales and Marketing
Sales and marketing expense for fiscal 2023 increased $474 million, or 8%, over fiscal 2022, and increased as a percentage of revenues to 10.3% over 9.9% during this period due to higher selling and other business development costs as a percentage of revenues.
General and Administrative Costs
General and administrative costs for fiscal 2023 increased $50 million, or 1%, over fiscal 2022, and decreased as a percentage of revenues to 6.7% from 6.9% during this period.
Business Optimization Costs
During fiscal 2023, we recorded business optimization costs of $1,063 million, primarily for employee severance. For additional information, see Note 1 (Summary of Significant Accounting Policies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Operating Income and Operating Margin
Operating income for fiscal 2023 decreased $557 million, or 6%, from fiscal 2022. Operating margin for fiscal 2023 was 13.7%, compared with 15.2% for fiscal 2022. The business optimization costs reduced operating margin by 170 basis points. Excluding these costs, operating margin for fiscal 2023 increased 20 basis points to 15.4%.
Operating income and operating margin for each of the geographic markets are as follows:

	Fiscal
	2023		2022
(in millions of U.S. dollars)	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
North America	$4,474	15%	$4,977	17%	$(503)
EMEA (1)	2,483	11	2,517	12	(33)
Growth Markets (1)	1,853	16	1,874	16	(21)
Total	$8,810	13.7%	$9,367	15.2%	$(557)
Amounts in table may not total due to rounding.
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	24
Operating Income and Operating Margin Excluding Business Optimization Costs (Non-GAAP)

	Fiscal
	2023				2022
(in millions of U.S. dollars)	Operating Income (GAAP)	Business Optimization (1)	Operating Income (Non-GAAP)	Operating Margin (Non-GAAP)	Operating Income (GAAP)	Operating Margin (GAAP)	Increase (Decrease)
North America	$4,474	$465	$4,939	16%	$4,977	17%	$(38)
EMEA (2)	2,483	438	2,922	13	2,517	12	405
Growth Markets (2)	1,853	160	2,013	17	1,874	16	139
Total	$8,810	$1,063	$9,873	15.4%	$9,367	15.2%	$506
Amounts in table may not total due to rounding.
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
We estimate that the aggregate percentage impact of foreign currency exchange rates on our operating income during fiscal 2023 was similar to that disclosed for revenue for each geographic market. In addition, during fiscal 2023 each geographic market’s operating income was unfavorably impacted by business optimization costs. The commentary below provides insight into other factors affecting geographic market performance and operating income, including the impact of foreign currency exchange rates where significant for fiscal 2023 compared with fiscal 2022:
•North America operating income decreased as revenue growth was more than offset by higher labor costs, including an increase in selling and other business development costs as a percentage of revenues.
•EMEA operating income increased due to revenue growth in local currency, partially offset by the negative impact of foreign currency exchange rates.
•Growth Markets operating income increased primarily due to higher contract profitability and revenue growth in local currency, partially offset by the negative impact of foreign currency exchange rates.
Interest Income
Interest income for fiscal 2023 was $280 million, an increase of $235 million over fiscal 2022. The increase was primarily due to higher interest rates.
Other Income (Expense), net
Other income (expense), net primarily consists of foreign currency gains and losses, non-operating components of pension expense, as well as gains and losses associated with our investments. During fiscal 2023, Other income (expense) increased $169 million over fiscal 2022, primarily due to higher gains on investments, partially offset by foreign currency exchange losses. For additional information on investments, see Note 1 (Summary of Significant Accounting Policies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Loss on Disposition of Russia Business
We recorded a loss from the disposal of our business in Russia of $96 million during fiscal 2022.
Income Tax Expense
The effective tax rate for fiscal 2023 was 23.4%, compared with 24.0% for fiscal 2022. Absent the business optimization costs of $1,063 million and related reduction in tax expense of $247 million, and the investment gain of $253 million and related tax expense of $9 million, our effective tax rate for fiscal 2023 was 23.9%.The slightly lower effective tax rate for fiscal 2023 was primarily due to lower tax expense from the geographic distribution of earnings, partially offset by lower tax benefits from share-based payments. For additional information, see Note 11 (Income Taxes) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests reflects the income earned or expense incurred attributable to the equity interest that some current and former members of Accenture Leadership and their permitted transferees have in our Accenture Canada Holdings Inc. subsidiary. See “Business—Organizational Structure.” Noncontrolling interests also includes amounts primarily attributable to noncontrolling shareholders in our Avanade Inc. subsidiary. Net income attributable to Accenture plc represents the income attributable to the shareholders of Accenture plc.

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	25
Earnings Per Share
Diluted earnings per share were $10.77 for fiscal 2023, compared with $10.71 for fiscal 2022. The $816 million of business optimization costs, net of related taxes, decreased diluted earnings per share by $1.28 and the $244 million investment gain, net of related taxes, increased diluted earnings per share by $0.38 for fiscal 2023. Excluding these impacts, diluted earnings per share were $11.67 for fiscal 2023. For information regarding our earnings per share calculations, see Note 3 (Earnings Per Share) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
The increase in diluted earnings per share is due to the following factors:

Earnings Per Share	Fiscal 2023
FY22 As Reported	$10.71
Higher revenue and operating results	0.60
Higher non-operating income (excluding loss on disposition of Russia business)	0.18
Loss on disposition of Russia business recorded in fiscal 2022	0.15
Lower share count	0.08
Higher effective tax rate (excluding loss on disposition of Russia business)	(0.02)
Higher net income attributable to noncontrolling interests	(0.03)
FY23 As Adjusted	$11.67
Gain on an investment, net of tax	0.38
Business optimization costs	(1.28)
FY23 As Reported	$10.77
Results of Operations for Fiscal 2022 Compared to Fiscal 2021
Our Annual Report on Form 10-K for the fiscal year ended August 31, 2022 includes a discussion and analysis of our financial condition and results of operations for the year ended August 31, 2021 in Item 7 of Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	26
Liquidity and Capital Resources
Our primary sources of liquidity are cash flows from operations, available cash reserves and debt capacity available under various credit facilities. We could raise additional funds through other public or private debt or equity financings. We may use our available or additional funds to, among other things:
•facilitate purchases, redemptions and exchanges of shares and pay dividends;
•acquire complementary businesses or technologies;
•take advantage of opportunities, including more rapid expansion; or
•develop new services and solutions.
As of August 31, 2023, Cash and cash equivalents were $9.0 billion, compared with $7.9 billion as of August 31, 2022.
Cash flows from operating, investing and financing activities, as reflected in our Consolidated Cash Flows Statements, are summarized in the following table:

	Fiscal		Change
(in millions of U.S. dollars)	2023	2022
Net cash provided by (used in):
Operating activities	$9,524	$9,541	$(17)
Investing activities	(2,622)	(4,261)	1,638
Financing activities	(5,645)	(5,311)	(334)
Effect of exchange rate changes on cash and cash equivalents	(101)	(248)	147
Net increase (decrease) in cash and cash equivalents	$1,155	$(278)	$1,434
Amounts in table may not total due to rounding.
Operating activities: The $17 million decrease in operating cash flows were primarily due to higher spending on certain compensation payments, partially offset by higher collections on net client balances (receivables from clients, contract assets and deferred revenues).
Investing activities: The $1,638 million decrease in cash used was primarily due to lower spending on business acquisitions and higher proceeds from the sale of businesses and investments. For additional information, see Note 6 (Business Combinations and Dispositions) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Financing activities: The $334 million increase in cash used was primarily due to an increase in cash dividends paid as well as an increase in the net purchase of shares, partially offset by increases in net proceeds from share issuances and net proceeds from borrowings. For additional information, see Note 14 (Shareholders’ Equity) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
We believe that our current and longer-term working capital, investments and other general corporate funding requirements will be satisfied for the next twelve months and thereafter through cash flows from operations and, to the extent necessary, from our borrowing facilities and future financial market activities.
Substantially all of our cash is held in jurisdictions where there are no regulatory restrictions or material tax effects on the free flow of funds. In addition, domestic cash inflows for our Irish parent, principally dividend distributions from lower-tier subsidiaries, have been sufficient to meet our historic cash requirements, and we expect this to continue into the future.
Share Purchases and Redemptions
We intend to continue to use a significant portion of cash generated from operations for share repurchases during fiscal 2024. The number of shares ultimately repurchased under our open-market share purchase program may vary depending on numerous factors, including, without limitation, share price and other market conditions, our ongoing capital allocation planning, the levels of cash and debt balances, other demands for cash, such as acquisition activity, general economic and/or business conditions, and board and management discretion. Additionally, as these factors may change over the course of the year, the amount of share repurchase activity during any particular period cannot be predicted and may fluctuate from time to time. Share repurchases may be made from time to time through open-market purchases, in respect of purchases and redemptions of Accenture Canada Holdings Inc. exchangeable shares, through the use of Rule 10b5-1 plans and/or by other means. The repurchase program may be accelerated, suspended, delayed or discontinued at any time, without notice. For additional information, see Note 14 (Shareholders’ Equity) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”

ACCENTURE 2023 FORM 10-K	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Subsequent Events
See Note 14 (Shareholders’ Equity) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Obligations and Commitments
As of August 31, 2023, we had commitments of $3.7 billion related to cloud hosting arrangements, software subscriptions, information technology services and other obligations in the ordinary course of business that we cannot cancel or where we would be required to pay a termination fee in the event of cancellation. Payments under these commitments are estimated to be made as follows:

(in millions of U.S. dollars)	Payments (1)
Less than 1 year	$973
1-3 years	1,382
3-5 years	1,186
More than 5 years	137
Total	$3,678
(1)Amounts do not include recourse that we may have to recover termination fees or penalties from clients.
For information about borrowing facilities and leases, see Note 10 (Borrowings and Indebtedness) and Note 8 (Leases) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”
Off-Balance Sheet Arrangements
In the normal course of business and in conjunction with some client engagements, we have entered into contractual arrangements through which we may be obligated to indemnify clients with respect to certain matters. To date, we have not been required to make any significant payment under any of these arrangements. For further discussion of these transactions, see Note 15 (Commitments and Contingencies) to our Consolidated Financial Statements under Item 8, “Financial Statements and Supplementary Data.”

Item 8. Financial Statements and Supplementary Data
See the Index to Consolidated Financial Statements and financial statements commencing on page F-1, which are incorporated herein by reference.

ACCENTURE 2023 FORM 10-K	Part IV	28
Part IV
Accenture plc

ACCENTURE 2023 FORM 10-K	Report of Independent Registered Public Accounting Firm	F-1
Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Accenture plc:

Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting
We have audited the accompanying consolidated balance sheets of Accenture plc and subsidiaries (the Company) as of August 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2023, and the related notes (collectively, the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of August 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 2023, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2023 based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

ACCENTURE 2023 FORM 10-K	Report of Independent Registered Public Accounting Firm	F-2
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Estimated costs to complete certain technology integration consulting services contracts

As discussed in Notes 1 and 2 to the consolidated financial statements, revenues from contracts for technology integration consulting services where the Company designs, builds, and implements new or enhanced system applications and related processes for its clients are recognized over time since control of the system is transferred continuously to the client. Generally, revenue is recognized using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying the Company’s performance obligations, which typically occurs over time periods ranging from six months to two years.

We identified the evaluation of estimated costs to complete certain technology integration consulting services contracts as a critical audit matter. Subjective auditor judgment was required to evaluate the estimate of costs to complete the contracts.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s process for estimating costs to complete technology integration consulting services contracts, including controls over the estimate of costs to complete the contracts. We tested the estimated costs to complete for certain technology integration consulting services contracts by evaluating:

•the scope of the work and timing of delivery for consistency with the underlying contractual terms;

•the estimated costs to complete in relation to progress towards satisfying the Company’s performance obligations, based on internal and customer-facing information;

•changes to estimated costs, if any, including the amount and timing of the change based on internal information or contractual changes; and

•actual costs incurred subsequent to the balance sheet date to assess if they were consistent with the estimate for that time period.

We evaluated the Company’s ability to estimate costs by comparing estimates developed at contract inception to actual costs ultimately incurred to satisfy the performance obligation.

Unrecognized tax benefits
As discussed in Note 11 to the consolidated financial statements, the Company has $1,744 million of unrecognized tax benefits as of August 31, 2023. As discussed in Note 1 to the consolidated financial statements, the Company recognizes tax positions when it believes such positions are more likely than not of being sustained if challenged. Recognized tax positions are measured at the largest amount of benefit greater than 50 percent likely of being realized. The Company uses estimates and assumptions in determining the amount of unrecognized tax benefits.

We identified the evaluation of the Company’s unrecognized tax benefits related to transfer pricing and certain other intercompany transactions as a critical audit matter. Complex auditor judgment was required in evaluating the Company’s interpretation of tax law and its analysis of the recognition and measurement of its tax positions.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s unrecognized tax benefits process, including controls over transfer pricing and certain other intercompany transactions. We involved tax and transfer pricing professionals with specialized skills and knowledge, who assisted in:

•evaluating the Company’s interpretation of tax laws and income tax consequences of intercompany transactions, including internal restructurings and intra-entity transfers of assets;

ACCENTURE 2023 FORM 10-K	Report of Independent Registered Public Accounting Firm	F-3
•assessing transfer pricing studies for compliance with applicable laws and regulations;

•analyzing the Company’s tax positions, including the methodology over measurement of unrecognized tax benefits related to transfer pricing;

•evaluating the Company’s determination of unrecognized tax benefits, including the associated effect in other jurisdictions; and

•inspecting settlements with applicable taxing authorities.

In addition, we evaluated the Company’s ability to estimate its unrecognized tax benefits by comparing historical unrecognized tax benefits to actual results upon the conclusion of examinations by applicable taxing authorities.

/s/ KPMG LLP

We have served as the Company’s auditor since 2002.

Chicago, Illinois
October 12, 2023, except for Note 16, as to which the date is September 30, 2024.

Consolidated Financial Statements (In thousands of U.S. dollars, except share and per share amounts)
ACCENTURE 2023 FORM 10-K		F-4

Consolidated Balance Sheets
August 31, 2023 and 2022

	August 31, 2023	August 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,045,032	$7,889,833
Short-term investments	4,575	3,973
Receivables and contract assets	12,227,186	11,776,775
Other current assets	2,105,138	1,940,290
Total current assets	23,381,931	21,610,871
NON-CURRENT ASSETS:
Contract assets	106,994	46,844
Investments	197,443	317,972
Property and equipment, net	1,530,007	1,659,140
Lease assets	2,637,479	3,018,535
Goodwill	15,573,003	13,133,293
Deferred contract costs	851,972	807,940
Deferred tax assets	4,154,878	4,001,200
Other non-current assets	2,811,598	2,667,595
Total non-current assets	27,863,374	25,652,519
TOTAL ASSETS	$51,245,305	$47,263,390
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$104,810	$9,175
Accounts payable	2,491,173	2,559,485
Deferred revenues	4,907,152	4,478,048
Accrued payroll and related benefits	7,506,030	7,611,794
Income taxes payable	720,778	646,471
Lease liabilities	690,417	707,598
Other accrued liabilities	1,588,678	1,510,925
Total current liabilities	18,009,038	17,523,496
NON-CURRENT LIABILITIES:
Long-term debt	43,093	45,893
Deferred revenues	653,954	712,715
Retirement obligation	1,595,638	1,692,152
Deferred tax liabilities	395,280	318,584
Income taxes payable	1,313,971	1,198,139
Lease liabilities	2,310,714	2,563,090
Other non-current liabilities	465,024	462,233
Total non-current liabilities	6,777,674	6,992,806
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Ordinary shares, par value 1.00 euros per share, 40,000 shares authorized and issued as of August 31, 2023 and August 31, 2022	57	57
Class A ordinary shares, par value $0.0000225 per share, 20,000,000,000 shares authorized, 664,616,285 and 664,561,282 shares issued as of August 31, 2023 and August 31, 2022, respectively	15	15
Class X ordinary shares, par value $0.0000225 per share, 1,000,000,000 shares authorized, 325,438 and 500,837 shares issued and outstanding as of August 31, 2023 and August 31, 2022, respectively	—	—
Restricted share units	2,403,374	2,091,382
Additional paid-in capital	12,778,782	10,679,180
Treasury shares, at cost: Ordinary, 40,000 shares as of August 31, 2023 and August 31, 2022; Class A ordinary, 36,351,137 and 33,393,703 shares as of August 31, 2023 and August 31, 2022, respectively	(7,062,512)	(6,678,037)
Retained earnings	19,316,224	18,203,842
Accumulated other comprehensive loss	(1,743,101)	(2,190,342)
Total Accenture plc shareholders’ equity	25,692,839	22,106,097
Noncontrolling interests	765,754	640,991
Total shareholders’ equity	26,458,593	22,747,088
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$51,245,305	$47,263,390
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars, except share and per share amounts)
ACCENTURE 2023 FORM 10-K		F-5

Consolidated Income Statements
For the Years Ended August 31, 2023, 2022 and 2021

	2023	2022	2021
REVENUES:
Revenues	$64,111,745	$61,594,305	$50,533,389
OPERATING EXPENSES:
Cost of services	43,380,138	41,892,766	34,169,261
Sales and marketing	6,582,629	6,108,401	5,288,237
General and administrative costs	4,275,943	4,225,957	3,454,362
Business optimization costs	1,063,146	—	—
Total operating expenses	55,301,856	52,227,124	42,911,860
OPERATING INCOME	8,809,889	9,367,181	7,621,529
Interest income	280,409	45,133	33,365
Interest expense	(47,525)	(47,320)	(59,492)
Other income (expense), net	96,559	(72,533)	165,714
Loss on disposition of Russia business	—	(96,294)	—
INCOME BEFORE INCOME TAXES	9,139,332	9,196,167	7,761,116
Income tax expense	2,135,802	2,207,207	1,770,571
NET INCOME	7,003,530	6,988,960	5,990,545
Net income attributable to noncontrolling interests in Accenture Canada Holdings Inc.	(7,204)	(7,348)	(6,539)
Net income attributable to noncontrolling interests – other	(124,769)	(104,443)	(77,197)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$6,871,557	$6,877,169	$5,906,809
Weighted average Class A ordinary shares:
Basic	630,608,186	632,762,710	634,745,073
Diluted	638,591,616	642,839,181	645,909,042
Earnings per Class A ordinary share:
Basic	$10.90	$10.87	$9.31
Diluted	$10.77	$10.71	$9.16
Cash dividends per share	$4.48	$3.88	$3.52
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars)
ACCENTURE 2023 FORM 10-K		F-6

Consolidated Statements of Comprehensive Income
For the Years Ended August 31, 2023, 2022 and 2021

	2023	2022	2021
NET INCOME	$7,003,530	$6,988,960	$5,990,545
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Foreign currency translation	341,688	(877,256)	35,215
Defined benefit plans	122,268	211,187	55,265
Cash flow hedges	(16,715)	(104,776)	51,811
Investments	—	—	49
OTHER COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO ACCENTURE PLC	447,241	(770,845)	142,340
Other comprehensive income (loss) attributable to noncontrolling interests	8,489	(20,186)	1,117
COMPREHENSIVE INCOME	$7,459,260	$6,197,929	$6,134,002

COMPREHENSIVE INCOME ATTRIBUTABLE TO ACCENTURE PLC	$7,318,798	$6,106,324	$6,049,149
Comprehensive income attributable to noncontrolling interests	140,462	91,605	84,853
COMPREHENSIVE INCOME	$7,459,260	$6,197,929	$6,134,002
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars and share amounts)
ACCENTURE 2023 FORM 10-K		F-7

Consolidated Shareholders’ Equity Statements
For the Years Ended August 31, 2023, 2022 and 2021

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares		Restricted Share Units	Additional Paid-in Capital	Treasury Shares			Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
	$	No. Shares	$	No. Shares	$	No. Shares			$	No. Shares	Retained Earnings
Balance as of August 31, 2020	$57	40	$15	658,549	$—	528	$1,585,302	$7,167,227	$(2,565,761)	(24,423)	$12,375,533	$(1,561,837)	$17,000,536	$498,637	$17,499,173
Net income											5,906,809		5,906,809	83,736	5,990,545
Other comprehensive income (loss)												142,340	142,340	1,117	143,457
Purchases of Class A shares								3,622	(3,693,747)	(13,957)			(3,690,125)	(3,622)	(3,693,747)
Cancellation of treasury shares				(10,263)				(255,809)	2,105,666	10,263	(1,849,857)		—		—
Share-based compensation expense							1,253,679	89,272					1,342,951		1,342,951
Purchases/redemptions of Accenture Canada Holdings Inc. exchangeable shares and Class X shares						(15)		(9,377)					(9,377)		(9,377)
Issuances of Class A ordinary shares for employee share programs				8,305			(1,176,967)	1,617,702	745,351	3,572	(121,343)		1,064,743	1,032	1,065,775
Dividends							88,770				(2,322,394)		(2,233,624)	(2,470)	(2,236,094)
Other, net								5,201					5,201	(10,770)	(5,569)
Balance as of August 31, 2021	$57	40	$15	656,591	$—	513	$1,750,784	$8,617,838	$(3,408,491)	(24,545)	$13,988,748	$(1,419,497)	$19,529,454	$567,660	$20,097,114
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars and share amounts)
ACCENTURE 2023 FORM 10-K		F-8

Consolidated Shareholders’ Equity Statements — (continued)
For the Years Ended August 31, 2023, 2022 and 2021

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares		Restricted Share Units	Additional Paid-in Capital	Treasury Shares			Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
	$	No. Shares	$	No. Shares	$	No. Shares			$	No. Shares	Retained Earnings
Net income											6,877,169		6,877,169	111,791	6,988,960
Other comprehensive income (loss)												(770,845)	(770,845)	(20,186)	(791,031)
Purchases of Class A shares								3,954	(4,111,266)	(12,181)			(4,107,312)	(3,954)	(4,111,266)
Share-based compensation expense							1,571,059	108,730					1,679,789		1,679,789
Purchases/redemptions of Accenture Canada Holdings Inc. exchangeable shares and Class X shares						(12)		(5,112)					(5,112)		(5,112)
Issuances of Class A shares for employee share programs				7,970			(1,333,963)	1,943,912	841,720	3,292	(103,889)		1,347,780	1,284	1,349,064
Dividends							103,502				(2,558,186)		(2,454,684)	(2,622)	(2,457,306)
Other, net								9,858					9,858	(12,982)	(3,124)
Balance as of August 31, 2022	$57	40	$15	664,561	$—	501	$2,091,382	$10,679,180	$(6,678,037)	(33,434)	$18,203,842	$(2,190,342)	$22,106,097	$640,991	$22,747,088
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars and share amounts)
ACCENTURE 2023 FORM 10-K		F-9

Consolidated Shareholders’ Equity Statements — (continued)
For the Years Ended August 31, 2023, 2022 and 2021

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares		Restricted Share Units	Additional Paid-in Capital	Treasury Shares			Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
	$	No. Shares	$	No. Shares	$	No. Shares			$	No. Shares	Retained Earnings
Net income											6,871,557		6,871,557	131,973	7,003,530
Other comprehensive income (loss)												447,241	447,241	8,489	455,730
Purchases of Class A shares								3,915	(4,322,529)	(15,314)			(4,318,614)	(3,915)	(4,322,529)
Cancellation of treasury shares				(8,828)				(175,701)	2,595,281	8,828	(2,419,580)		—		—
Share-based compensation expense							1,790,886	122,165					1,913,051		1,913,051
Purchases/redemptions of Accenture Canada Holdings Inc. exchangeable shares and Class X shares						(176)		(7,874)					(7,874)		(7,874)
Issuances of Class A shares for employee share programs				8,883			(1,592,561)	2,151,005	1,342,773	3,529	(401,493)		1,499,724	1,345	1,501,069
Dividends							113,667				(2,938,102)		(2,824,435)	(2,959)	(2,827,394)
Other, net								6,092					6,092	(10,170)	(4,078)
Balance as of August 31, 2023	$57	40	$15	664,616	$—	325	$2,403,374	$12,778,782	$(7,062,512)	(36,391)	$19,316,224	$(1,743,101)	$25,692,839	$765,754	$26,458,593
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements (In thousands of U.S. dollars)
ACCENTURE 2023 FORM 10-K		F-10

Consolidated Cash Flows Statements
For the Years Ended August 31, 2023, 2022 and 2021

	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,003,530	$6,988,960	$5,990,545
Adjustments to reconcile Net income to Net cash provided by (used in) operating activities—
Depreciation, amortization and other	2,281,085	2,088,216	1,891,242
Share-based compensation expense	1,913,051	1,679,789	1,342,951
Deferred tax expense (benefit)	(268,953)	(213,294)	60,930
Other, net	(219,082)	(195,975)	(342,849)
Change in assets and liabilities, net of acquisitions—
Receivables and contract assets, current and non-current	87,669	(2,411,735)	(1,471,613)
Other current and non-current assets	(526,228)	(716,910)	(591,836)
Accounts payable	(171,217)	374,349	825,472
Deferred revenues, current and non-current	159,819	648,506	554,830
Accrued payroll and related benefits	(261,913)	1,271,999	1,445,010
Income taxes payable, current and non-current	113,251	473,313	111,795
Other current and non-current liabilities	(586,744)	(446,089)	(841,329)
Net cash provided by (used in) operating activities	9,524,268	9,541,129	8,975,148
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(528,172)	(717,998)	(580,132)
Purchases of businesses and investments, net of cash acquired	(2,530,863)	(3,447,552)	(4,171,123)
Proceeds from the sale of businesses and investments, net of cash transferred	424,387	(107,659)	413,553
Other investing, net	12,178	12,580	27,936
Net cash provided by (used in) investing activities	(2,622,470)	(4,260,629)	(4,309,766)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	1,501,069	1,349,064	1,065,775
Purchases of shares	(4,330,403)	(4,116,378)	(3,703,124)
Proceeds from (repayments of) debt, net	93,258	(16,453)	(7,798)
Cash dividends paid	(2,827,394)	(2,457,306)	(2,236,094)
Other financing, net	(81,856)	(69,953)	(45,096)
Net cash provided by (used in) financing activities	(5,645,326)	(5,311,026)	(4,926,337)
Effect of exchange rate changes on cash and cash equivalents	(101,273)	(247,815)	13,799
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,155,199	(278,341)	(247,156)
CASH AND CASH EQUIVALENTS, beginning of period	7,889,833	8,168,174	8,415,330
CASH AND CASH EQUIVALENTS, end of period	$9,045,032	$7,889,833	$8,168,174
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$46,505	$45,970	$36,132
Income taxes paid, net	$2,315,920	$1,778,922	$1,566,753
The accompanying Notes are an integral part of these Consolidated Financial Statements.

Notes to Consolidated Financial Statements (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-11

1. Summary of Significant Accounting Policies
Description of Business
Accenture is a leading global professional services company, providing a broad range of services and solutions across Strategy & Consulting, Technology, Operations, Industry X and Song. We serve clients in three geographic markets: North America, EMEA (Europe, Middle East and Africa) and Growth Markets. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability to help the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale.
Basis of Presentation
The Consolidated Financial Statements include the accounts of Accenture plc, an Irish company, and our controlled subsidiary companies. Accenture plc is an Irish public limited company, which operates its business through its subsidiaries.
The shares of Accenture Canada Holdings Inc. held by persons other than us are treated as noncontrolling interests in the Consolidated Financial Statements. The noncontrolling interests were less than 1% as of August 31, 2023 and 2022, respectively.
All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “fiscal 2023” means the 12-month period that ended on August 31, 2023. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.
The preparation of the Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that we may undertake in the future, actual results may be different from those estimates.
Revenue Recognition
We account for revenue in accordance with FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service based on margins for similar services sold on a standalone basis. While determining relative standalone selling price and identifying separate performance obligations require judgment, generally relative standalone selling prices and the separate performance obligations are readily identifiable as we sell those performance obligations unaccompanied by other performance obligations. Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.
Our revenues are derived from contracts for managed services, technology integration consulting services and non-technology integration consulting services. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently require us to make judgments and estimates in recognizing revenues. We have many types of contracts, including time-and-materials contracts, fixed-price contracts, fee-per-transaction contracts and contracts with multiple fee types.
The nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-12

variability in revenues and margins earned on such contracts. These variable amounts generally are awarded or refunded upon achievement of or failure to achieve certain performance metrics, milestones or cost targets and can be based upon client discretion. We include these variable fees in the estimated transaction price when there is a basis to reasonably estimate the amount of the fee and it is not probable a significant reversal of revenue will occur. These estimates reflect the expected value of the variable fee and are based on an assessment of our anticipated performance, historical experience and other information available at the time.
Our performance obligations are satisfied over time as work progresses or at a point in time. The majority of our revenues are recognized over time based on the extent of progress towards satisfying our performance obligations. The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided.
Managed Services Contracts
Our managed services contracts typically span several years. Revenues are generally recognized on managed services contracts over time because our clients benefit from the services as they are performed. Managed services contracts require us to provide a series of distinct services each period over the contract term. Revenues from unit-priced contracts are recognized as transactions are processed. When contractual billings represent an amount that corresponds directly with the value provided to the client (e.g., time-and-materials contracts), revenues are recognized as amounts become billable in accordance with contract terms.
Technology Integration Consulting Services
Revenues from contracts for technology integration consulting services where we design/redesign, build and implement new or enhanced systems and related processes for our clients are recognized over time as control of the system is transferred continuously to the client. Contracts for technology integration consulting services generally span six months to two years. Generally, revenue, including estimated fees, is recognized using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with, and thereby best depicts, the transfer of control to the client.
Non-Technology Integration Consulting Services
Our contracts for non-technology integration consulting services are typically less than one year in duration. Revenues are generally recognized over time as our clients benefit from the services as they are performed, or the contract, for which the related services lack an alternative use, includes termination provisions enabling payment for performance completed to date. When contractual billings represent an amount that corresponds directly with the value provided to the client (e.g., time-and-materials contracts), revenues are recognized as amounts become billable in accordance with contract terms. Revenues from fixed-price contracts are generally recognized using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with, and thereby best depicts, the transfer of control to the client. For non-technology integration consulting contracts which do not qualify to recognize revenue over time, we recognize revenues at a point in time when the client obtains control of the promised good or service.
Contract Estimates
Estimates of total contract revenues and costs are continuously monitored over the lives of our contracts, and recorded revenues and cost estimates are subject to revision as the contract progresses. If at any time the estimate of contract profitability indicates an anticipated loss on a technology integration consulting contract, we recognize the loss in the quarter it first becomes probable and reasonably estimable.
Contract Balances
The timing of revenue recognition, billings and cash collections results in Receivables, Contract assets, and Deferred revenues (Contract liabilities) on our Consolidated Balance Sheet. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., monthly or quarterly) or upon achievement of contractual milestones. In limited circumstances, we agree to extend financing to certain clients. The terms vary by contract, but generally payment for services is contractually linked to the achievement of specified performance milestones. Our receivables are rights to consideration that are conditional only upon the passage of time as compared to our contract assets, which are rights to consideration conditional upon additional factors. When we bill or receive payments from our clients before revenue is recognized, we record Contract liabilities. Contract assets and liabilities are reported on our Consolidated Balance Sheet on a contract-by-contract basis at the end of each reporting period.
For some managed services contracts, we receive payments for transition or set-up activities, which are deferred and recognized as revenue as the services are provided. These advance payments are typically not a significant financing component because they are used to meet working capital demands in the early stages of a contract and to protect us from

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-13

the other party failing to complete its obligations under the contract. We elected the practical expedient to report revenues net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.
Employee Share-Based Compensation Arrangements
Share-based compensation expense is recognized over the requisite service period for awards of equity instruments to employees based on the grant date fair value of those awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs from previous estimates.
Income Taxes
We calculate and provide for income taxes in each of the tax jurisdictions in which we operate. Deferred tax assets and liabilities, measured using enacted tax rates, are recognized for the future tax consequences of temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized. We establish liabilities or reduce assets when we believe tax positions are not more likely than not of being sustained if challenged. Recognized tax positions are measured at the largest amount of benefit greater than 50 percent likely of being realized. Each fiscal quarter, we evaluate tax positions and adjust the related tax assets and liabilities in light of changing facts and circumstances. We release stranded tax effects from Accumulated other comprehensive loss using the specific identification approach for our defined benefit plans and the portfolio approach for other items.
Translation of Non-U.S. Currency Amounts
Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated at average foreign currency exchange rates prevailing during the fiscal year. Translation adjustments are included in Accumulated other comprehensive loss. Gains and losses arising from intercompany foreign currency transactions that are of a long-term investment nature are reported in the same manner as translation adjustments.
Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and liquid investments with original maturities of three months or less, including certificates of deposit and time deposits. As a result of certain subsidiaries’ cash management systems, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are classified as Current portion of long term debt and bank borrowings.
Allowance for Credit Losses—Client Receivables and Contract Assets
We record client receivables and contract assets at their face amounts less an allowance for credit losses. The allowance represents our estimate of expected credit losses based on historical experience, current economic conditions and certain forward-looking information. As of August 31, 2023 and 2022, the total allowances recorded for credit losses recorded for client receivables and contract assets was $26,343 and $25,786, respectively. The change in the allowance is primarily due to immaterial write-offs and changes in gross client receivables and contract assets.
Concentrations of Credit Risk
Our financial instruments, consisting primarily of cash and cash equivalents, foreign currency exchange rate instruments and client receivables, are exposed to concentrations of credit risk. We place our cash and cash equivalents and foreign exchange instruments with highly-rated financial institutions, limit the amount of credit exposure with any one financial institution and conduct ongoing evaluations of the credit worthiness of the financial institutions with which we do business. Client receivables are dispersed across many different industries and countries; therefore, concentrations of credit risk are limited.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-14

Investments
All available-for-sale securities and liquid investments with an original maturity greater than three months but less than one year are considered to be Short-term investments. Non-current investments consist of equity securities in publicly-traded and privately-held companies and are accounted for using either the equity or fair value measurement alternative method of accounting (for investments without readily determinable fair values). Investments are periodically assessed for other-than-temporary impairment. If an investment is deemed to have experienced an other-than-temporary decline below its basis, we reduce the carrying amount of the investment to its estimated fair value.
Our non-current investments are as follows:

	August 31, 2023	August 31, 2022
Equity method investments	$23,985	$164,164
Investments without readily determinable fair values	173,458	153,808
Total non-current investments	$197,443	$317,972
For investments in which we can exercise significant influence but do not control, we use the equity method of accounting. Equity method investments are initially recorded at cost and our proportionate share of gains and losses of the investee are included as a component of Other income (expense), net.
As of August 31, 2022, our equity method investments consisted primarily of an investment in Duck Creek Technologies. On March 30, 2023, Duck Creek Technologies was acquired by Vista Equity Partners for $19.00 per share. As part of this transaction, we received proceeds of $400,355 and recorded a gain of $252,920 in Other income (expense), net during fiscal 2023.
For equity securities without a readily determinable fair value, we use the fair value measurement alternative and measure the securities at cost less impairment, if any, plus or minus observable price changes in orderly transactions for an identical or similar investment of the same issuer.
Depreciation and Amortization
See table below for summary of depreciation on fixed assets, deferred transition amortization, intangible assets amortization and operating lease cost for fiscal 2023 and 2022, respectively.

	Fiscal
	2023	2022
Depreciation	$620,659	$591,748
Amortization—Deferred transition	339,139	280,093
Amortization—Intangible assets	440,957	438,897
Operating lease cost	868,082	769,806
Other	12,248	7,672
Total depreciation, amortization and other	$2,281,085	$2,088,216
Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the following estimated useful lives:

Computers, related equipment and software	2 to 7 years
Furniture and fixtures	5 to 10 years
Leasehold improvements	Lesser of lease term or 15 years

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-15

Goodwill
Goodwill represents the excess of the purchase price of an acquired entity over the fair value of net assets acquired. We review the recoverability of goodwill by operating segment annually, or more frequently when indicators of impairment exist. Based on the results of our annual impairment analysis, we determined that no impairment existed as of August 31, 2023 or 2022, as each reportable segment’s estimated fair value substantially exceeded its carrying value.
Long-Lived Assets
Long-lived assets, including deferred contract costs and identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and a loss is recorded equal to the amount required to reduce the carrying amount to fair value.
Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives, ranging from one to fifteen years.
Operating Expenses
Selected components of operating expenses are as follows:

	Fiscal
	2023	2022	2021
Research and development costs	$1,298,657	$1,123,296	$1,118,320
Advertising costs (1)	100,652	119,202	171,883
Provision for (release of) doubtful accounts (2)	3,856	(2,284)	6,199
(1)Advertising costs are expensed as incurred.
(2)For additional information, see “Allowance for Credit Losses—Client Receivables and Contract Assets.”
Business Optimization
During the second quarter of fiscal 2023, we initiated actions to streamline our operations, transform our non-billable corporate functions and consolidate our office space to reduce costs. We recorded $1,063,146 of business optimization costs during fiscal 2023, including $769,909 for employee severance and other personnel costs and $293,237 related to the consolidation of office space. Total business optimization costs by reportable operating segment are as follows:

Fiscal
2023
North America	$464,879
EMEA (1)	438,093
Growth Markets (1)	160,174
Total business optimization costs	$1,063,146
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
We continue to expect to record total business optimization costs of approximately $1.5 billion related to these actions, with approximately $450 million in fiscal 2024 related primarily to employee severance. The actual amount and timing of severance and other personnel costs are dependent in part upon local country consultation processes and regulations and may differ from our current expectations and estimates.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-16

2. Revenues
Disaggregation of Revenue
See Note 16 (Segment Reporting) to these Consolidated Financial Statements for our disaggregated revenues.
Remaining Performance Obligations
We had remaining performance obligations of approximately $26 billion and $24 billion as of August 31, 2023 and 2022, respectively. Our remaining performance obligations represent the amount of transaction price for which work has not been performed and revenue has not been recognized. The majority of our contracts are terminable by the client on short notice with little or no termination penalties, and some without notice. Under Topic 606, only the non-cancelable portion of these contracts is included in our performance obligations. Additionally, our performance obligations only include variable consideration if we assess it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is resolved. Based on the terms of our contracts, a significant portion of what we consider contract bookings is not included in our remaining performance obligations. We expect to recognize approximately 67% of our remaining performance obligations as of August 31, 2023 as revenue in fiscal 2024, an additional 13% in fiscal 2025, and the balance thereafter.
Contract Estimates
Adjustments in contract estimates related to performance obligations satisfied or partially satisfied in prior periods were immaterial for both fiscal 2023 and 2022.
Contract Balances
Deferred transition revenues were $653,954 and $712,715 as of August 31, 2023 and 2022, respectively, and are included in Non-current deferred revenues. Costs related to these activities are also deferred and are expensed as the services are provided. Generally, deferred amounts are protected in the event of early termination of the contract and are monitored regularly for impairment. Impairment losses are recorded when projected remaining undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of contract assets. Deferred transition costs were $851,972 and $807,940 as of August 31, 2023 and 2022, respectively, and are included in Deferred contract costs. Deferred transition amortization expense for fiscal 2023, 2022 and 2021 was $339,139, $280,093 and $297,216, respectively.
The following table provides information about the balances of our Receivables and Contract assets, net of allowance, and Contract liabilities (Deferred revenues):

	As of August 31, 2023	As of August 31, 2022
Receivables	$10,690,713	$10,484,211
Contract assets (current)	1,536,473	1,292,564
Receivables and contract assets, net of allowance (current)	12,227,186	11,776,775
Contract assets (non-current)	106,994	46,844
Deferred revenues (current)	4,907,152	4,478,048
Deferred revenues (non-current)	653,954	712,715
Changes in the contract asset and liability balances during fiscal 2023, were a result of normal business activity and not materially impacted by any other factors.
Revenues recognized during fiscal 2023 that were included in Deferred revenues as of August 31, 2022 were $3.9 billion. Revenues recognized during fiscal 2022 that were included in Deferred revenues as of August 31, 2021 were $3.7 billion.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-17

3. Earnings Per Share
Basic and diluted earnings per share are calculated as follows:

	Fiscal
	2023	2022	2021
Basic Earnings per share
Net income attributable to Accenture plc	$6,871,557	$6,877,169	$5,906,809
Basic weighted average Class A ordinary shares	630,608,186	632,762,710	634,745,073
Basic earnings per share	$10.90	$10.87	$9.31
Diluted Earnings per share
Net income attributable to Accenture plc	$6,871,557	$6,877,169	$5,906,809
Net income attributable to noncontrolling interests in Accenture Canada Holdings Inc. (1)	7,204	7,348	6,539
Net income for diluted earnings per share calculation	$6,878,761	$6,884,517	$5,913,348
Basic weighted average Class A ordinary shares	630,608,186	632,762,710	634,745,073
Class A ordinary shares issuable upon redemption/exchange of noncontrolling interests (1)	660,420	675,949	702,567
Diluted effect of employee compensation related to Class A ordinary shares	7,207,770	9,045,668	10,344,620
Diluted effect of share purchase plans related to Class A ordinary shares	115,240	354,854	116,782
Diluted weighted average Class A ordinary shares	638,591,616	642,839,181	645,909,042
Diluted earnings per share	$10.77	$10.71	$9.16
(1)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests - other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-18

4. Accumulated Other Comprehensive Loss
The following table summarizes the changes in the accumulated balances for each component of accumulated other comprehensive loss attributable to Accenture plc:

	Fiscal
	2023	2022	2021
Foreign currency translation
Beginning balance	$(1,852,320)	$(975,064)	$(1,010,279)
Foreign currency translation	349,151	(904,530)	36,562
Income tax benefit (expense)	918	6,975	(346)
Portion attributable to noncontrolling interests	(8,381)	20,299	(1,001)
Foreign currency translation, net of tax	341,688	(877,256)	35,215
Ending balance	(1,510,632)	(1,852,320)	(975,064)

Defined benefit plans
Beginning balance	(348,771)	(559,958)	(615,223)
Actuarial gains (losses)	147,499	238,865	(50,166)
Pension settlement	(9,481)	—	39,016
Prior service costs arising during the period	11,888	1,052	27,570
Reclassifications into net periodic pension and post-retirement expense	34,634	51,061	49,864
Income tax benefit (expense)	(62,147)	(79,567)	(10,959)
Portion attributable to noncontrolling interests	(125)	(224)	(60)
Defined benefit plans, net of tax	122,268	211,187	55,265
Ending balance	(226,503)	(348,771)	(559,958)

Cash flow hedges
Beginning balance	10,749	115,525	63,714
Unrealized gain (loss)	(64,331)	(14,310)	168,244
Reclassification adjustments into Cost of services	27,865	(92,275)	(102,676)
Income tax benefit (expense)	19,734	1,698	(13,701)
Portion attributable to noncontrolling interests	17	111	(56)
Cash flow hedges, net of tax	(16,715)	(104,776)	51,811
Ending balance (1)	(5,966)	10,749	115,525

Investments
Beginning balance	—	—	(49)
Unrealized gain (loss)	—	—	49
Income tax benefit (expense)	—	—	—
Portion attributable to noncontrolling interests	—	—	—
Investments, net of tax	—	—	49
Ending balance	—	—	—

Accumulated other comprehensive loss	$(1,743,101)	$(2,190,342)	$(1,419,497)
(1)As of August 31, 2023, $2,975 of net unrealized gains related to derivatives designated as cash flow hedges is expected to be reclassified into cost of services in the next twelve months.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-19

5. Property and Equipment
The components of Property and equipment, net are as follows:

	August 31, 2023	August 31, 2022
Buildings and land	$—	$5,609
Computers, related equipment and software	2,112,846	2,154,989
Furniture and fixtures	433,473	442,499
Leasehold improvements	1,558,373	1,546,230
Property and equipment, gross	4,104,692	4,149,327
Total accumulated depreciation	(2,574,685)	(2,490,187)
Property and equipment, net	$1,530,007	$1,659,140
Depreciation expense for fiscal 2023, 2022 and 2021 was $620,659, $591,748 and $512,051, respectively.

6. Business Combinations and Dispositions
Business Combinations
We completed a number of individually immaterial acquisitions during fiscal 2023, 2022 and 2021. These acquisitions were completed primarily to expand our services and solutions offerings. The table below gives additional details related to these acquisitions:

	Fiscal
	2023	2022	2021
Total consideration	$2,482,109	$3,416,981	$4,109,145
Goodwill	2,094,972	2,758,893	3,388,948
Intangible assets	544,661	737,040	983,910
The intangible assets primarily consist of customer-related intangibles, which are being amortized over one to fifteen years. The goodwill was allocated among our reportable operating segments and is partially deductible for U.S. federal income tax purposes.
Dispositions
During fiscal 2022, we disposed of our business in Russia, which was part of our Europe segment (now referred to as our EMEA segment). The transaction resulted in a non-operating loss of $96,294, which was not deductible for tax purposes and did not have a material effect on our operations or financial results.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-20

7. Goodwill and Intangible Assets
Goodwill
The changes in the carrying amount of goodwill by reportable operating segment are as follows:

	August 31, 2021	Additions/ Adjustments	Foreign Currency Translation	August 31, 2022	Additions/ Adjustments	Foreign Currency Translation	August 31, 2023
Geographic Markets (1)
North America	$6,618,198	$1,133,033	$(6,649)	$7,744,582	$1,145,007	$(13,539)	$8,876,050
EMEA	3,340,503	1,482,552	(644,202)	4,178,853	596,341	376,955	5,152,149
Growth Markets	1,167,160	127,394	(84,696)	1,209,858	389,318	(54,372)	1,544,804
Total	$11,125,861	$2,742,979	$(735,547)	$13,133,293	$2,130,666	$309,044	$15,573,003
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
Goodwill includes immaterial adjustments related to prior period acquisitions.
Intangible Assets
Our definite-lived intangible assets by major asset class are as follows:

	August 31, 2022			August 31, 2023
Intangible Asset Class	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related	$2,498,001	$(842,056)	$1,655,945	$2,842,257	$(999,604)	$1,842,653
Technology	283,251	(96,782)	186,469	289,989	(141,022)	148,967
Patents	126,950	(70,745)	56,205	123,579	(70,472)	53,107
Other	62,875	(30,686)	32,189	65,138	(36,908)	28,230
Total	$2,971,077	$(1,040,269)	$1,930,808	$3,320,963	$(1,248,006)	$2,072,957
Total amortization related to our intangible assets was $440,957, $438,897 and $312,706 for fiscal 2023, 2022 and 2021, respectively. Estimated future amortization related to intangible assets held as of August 31, 2023 is as follows:

Fiscal Year	Estimated Amortization
2024	$427,055
2025	392,674
2026	343,203
2027	278,129
2028	246,667
Thereafter	385,229
Total	$2,072,957

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-21

8. Leases
As a lessee, substantially all of our lease obligation is for office real estate. Our significant judgments used in determining our lease obligation include whether a contract is or contains a lease and the determination of the discount rate used to calculate the lease liability. We elected the practical expedient not to separate lease and associated non-lease components, accounting for them as a single combined lease component, for our office real estate and automobile leases.
Our leases may include the option to extend or terminate before the end of the contractual term and are often non-cancelable or cancelable only by the payment of penalties. Our lease assets and liabilities include these options in the lease term when it is reasonably certain that they will be exercised. In certain cases, we sublease excess office real estate to third-party tenants.
Lease assets and liabilities recognized at the lease commencement date are determined predominantly as the present value of the payments due over the lease term. Since we cannot determine the implicit rate in our leases, we use our incremental borrowing rate on that date to calculate the present value. Our incremental borrowing rate approximates the rate at which we could borrow, on a secured basis for a similar term, an amount equal to our lease payments in a similar economic environment.
When we are the lessee, all leases are recognized as lease liabilities and associated lease assets on the Consolidated Balance Sheet. Lease liabilities represent our obligation to make payments arising from the lease. Lease assets represent our right to use an underlying asset for the lease term and may also include advance payments, initial direct costs, or lease incentives. Payments that depend upon an index or rate, such as the Consumer Price Index (CPI), are included in the recognition of lease assets and liabilities at the commencement-date rate. Other variable payments, such as common area maintenance, property and other taxes, utilities and insurance that are based on the lessor’s cost, are recognized in the Consolidated Income Statement in the period incurred.
As of August 31, 2023 and 2022, we had no material finance leases. Operating lease expense is recorded on a straight-line basis over the lease term. Lease costs are as follows:

	Fiscal
	2023	2022
Operating lease cost	$868,082	$769,806
Variable lease cost	213,078	187,087
Sublease income	(17,061)	(16,804)
Total	$1,064,099	$940,089
Supplemental information related to operating lease transactions is as follows:

	Fiscal
	2023	2022
Lease liability payments	$768,797	$730,815
Lease assets obtained in exchange for liabilities	434,179	690,767
As of August 31, 2023 and 2022, our operating leases had a weighted average remaining lease term of 6.9 years and 7.3 years, respectively, and a weighted average discount rate of 3.8% and 3.7%, respectively.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-22

The following maturity analysis presents future undiscounted cash outflows (inflows) for operating leases as of August 31, 2023:

	Lease Payments	Sublease Receipts
2024	$705,584	$(12,793)
2025	608,099	(9,827)
2026	475,299	(6,960)
2027	375,738	(6,397)
2028	292,983	(6,301)
Thereafter	939,243	(6,268)
Total lease payments (receipts)	$3,396,946	$(48,546)
Less interest	(395,815)
Total lease liabilities	$3,001,131
As of August 31, 2023, we have entered into leases that have not yet commenced with future lease payments of $141,662 that are not reflected in the table above. These leases are primarily related to office real estate and will commence in or before fiscal 2025 with lease terms of up to 10 years.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-23

9. Financial Instruments
Derivatives
In the normal course of business, we use derivative financial instruments to manage foreign currency exchange rate risk. Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses. We do not enter into derivative transactions for trading purposes. We classify cash flows from our derivative programs as cash flows from operating activities in the Consolidated Cash Flows Statements.
Certain derivatives give rise to credit risks from the possible non-performance by counterparties. Credit risk is generally limited to the fair value of those contracts that are favorable to us, and the maximum amount of loss due to credit risk, based on the gross fair value of our derivative financial instruments that are in an asset position, was $104,420 as of August 31, 2023.
We utilize standard counterparty master agreements containing provisions for the netting of certain foreign currency transaction obligations and for set-off of certain obligations in the event of an insolvency of one of the parties to the transaction. These provisions may reduce our potential overall loss resulting from the insolvency of a counterparty and reduce a counterparty’s potential overall loss resulting from our insolvency. Additionally, these agreements contain early termination provisions triggered by adverse changes in a counterparty’s credit rating, thereby enabling us to accelerate settlement of a transaction prior to its contractual maturity and potentially decrease our realized loss on an open transaction. Similarly, a decrement in our credit rating could trigger a counterparty’s early termination rights, thereby enabling a counterparty to accelerate settlement of a transaction prior to its contractual maturity and potentially increase our realized loss on an open transaction. The aggregate fair value of our derivative instruments with credit-risk-related contingent features that were in a liability position as of August 31, 2023 was $114,741.
Our derivative financial instruments consist of deliverable and non-deliverable foreign currency forward contracts. Fair values for derivative financial instruments are based on prices computed using third-party valuation models and are classified as Level 2 in accordance with the three-level hierarchy of fair value measurements. All of the significant inputs to the third-party valuation models are observable in active markets. Inputs include current market-based parameters such as forward rates and yield curves. For additional information related to the three-level hierarchy of fair value measurements, see Note 12 (Retirement and Profit Sharing Plans) to these Consolidated Financial Statements.
Cash Flow Hedges
Certain of our subsidiaries are exposed to currency risk through their use of our global delivery resources. To mitigate this risk, we use foreign currency forward contracts to hedge the foreign exchange risk of the forecasted intercompany expenses denominated in foreign currencies for up to three years in the future. We have designated these derivatives as cash flow hedges. As of August 31, 2023 and 2022, we held no derivatives that were designated as fair value or net investment hedges.
In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow or net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation includes a description of the hedging instrument, the hedged item, the risk being hedged, our risk management objective and strategy for undertaking the hedge, the method for assessing the effectiveness of the hedge and the method for measuring hedge ineffectiveness. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis.
For a cash flow hedge, the effective portion of the change in estimated fair value of a hedging instrument is recorded in Accumulated other comprehensive loss as a separate component of Shareholders’ Equity and is reclassified into Cost of services in the Consolidated Income Statements during the period in which the hedged transaction is recognized. The amounts related to derivatives designated as cash flow hedges that were reclassified into Cost of services were net losses of $27,865, and net gains of $92,275 and $102,676 during fiscal 2023, 2022 and 2021, respectively. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in Other income (expense), net in the Consolidated Income Statements and for fiscal 2023, 2022 and 2021, was not material. In addition, we did not discontinue any cash flow hedges during fiscal 2023, 2022 or 2021.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-24

Other Derivatives
We also use foreign currency forward contracts, which have not been designated as hedges, to hedge balance sheet exposures, such as intercompany loans. These instruments are generally short-term in nature, with typical maturities of less than one year, and are subject to fluctuations in foreign exchange rates. Realized gains or losses and changes in the estimated fair value of these derivatives were net losses of $135,586, $168,625 and $15,370 for fiscal 2023, 2022 and 2021, respectively. Gains and losses on these contracts are recorded in Other income (expense), net in the Consolidated Income Statements and are offset by gains and losses on the related hedged items.
Fair Value of Derivative Instruments
The notional and fair values of all derivative instruments are as follows:

	August 31, 2023	August 31, 2022
Assets
Cash Flow Hedges
Other current assets	$52,995	$89,867
Other non-current assets	44,739	69,209
Other Derivatives
Other current assets	6,686	8,657
Total assets	$104,420	$167,733
Liabilities
Cash Flow Hedges
Other accrued liabilities	$50,020	$61,156
Other non-current liabilities	26,076	42,537
Other Derivatives
Other accrued liabilities	38,645	83,792
Total liabilities	$114,741	$187,485
Total fair value	$(10,321)	$(19,752)
Total notional value	$13,390,031	$11,095,604
We utilize standard counterparty master agreements containing provisions for the netting of certain foreign currency transaction obligations and for the set-off of certain obligations in the event of an insolvency of one of the parties to the transaction. In the Consolidated Balance Sheets, we record derivative assets and liabilities at gross fair value. The potential effect of netting derivative assets against liabilities under the counterparty master agreements is as follows:

	August 31, 2023	August 31, 2022
Net derivative assets	$50,528	$140,073
Net derivative liabilities	60,849	159,825
Total fair value	$(10,321)	$(19,752)

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-25

10. Borrowings and Indebtedness
As of August 31, 2023 and 2022, we had total outstanding debt of $147,903 and $55,068, respectively.
As of August 31, 2023, we had the following borrowing facilities:

Credit Facilities
Syndicated loan facility (1)	$3,000,000
Separate, uncommitted, unsecured multicurrency revolving credit facilities (2)	1,777,938
Local guaranteed and non-guaranteed lines of credit (3)	246,818
Total	$5,024,756
(1)This facility, which matures on April 24, 2026, provides unsecured, revolving borrowing capacity for general corporate capital purposes, including the issuance of letters of credit and short-term commercial paper. Borrowings under this facility will accrue interest at the applicable risk-free rate plus a spread. We continue to be in compliance with relevant covenant terms. The facility is subject to annual commitment fees. As of August 31, 2023, we had $100,000 of commercial paper outstanding and backed by this facility, with a weighted-average effective interest rate of 5.4%. We did not have any commercial paper outstanding as of August 31, 2022.
(2)We maintain separate, uncommitted and unsecured multicurrency revolving credit facilities. These facilities provide local currency financing for the majority of our operations. Interest rate terms on the revolving facilities are at market rates prevailing in the relevant local markets. As of August 31, 2023 and 2022, we had no borrowings under these facilities.
(3)We also maintain local guaranteed and non-guaranteed lines of credit for those locations that cannot access our global facilities. As of August 31, 2023 and 2022, we had no borrowings under these various facilities.

Under the borrowing facilities described above, we had an aggregate of $1,080,819 and $892,340 of letters of credit outstanding as of August 31, 2023 and 2022, respectively. We also had $100,000 of commercial paper outstanding as of August 31, 2023. We did not have any commercial paper outstanding as of August 31, 2022. The amount of commercial paper and letters of credit outstanding reduces the available borrowing capacity under these facilities.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-26

11. Income Taxes

	Fiscal
	2023	2022	2021
Current taxes
U.S. federal	$422,435	$298,685	$218,064
U.S. state and local	220,043	152,862	95,662
Non-U.S.	1,762,277	1,968,954	1,395,915
Total current tax expense	2,404,755	2,420,501	1,709,641
Deferred taxes
U.S. federal	(334,942)	(202,318)	7,767
U.S. state and local	(63,098)	(48,597)	(5,400)
Non-U.S.	129,087	37,621	58,563
Total deferred tax (benefit) expense	(268,953)	(213,294)	60,930
Total	$2,135,802	$2,207,207	$1,770,571
The components of Income before income taxes are as follows:

	Fiscal
	2023	2022	2021
U.S. sources	$1,562,011	$1,644,380	$1,597,820
Non-U.S. sources	7,577,321	7,551,787	6,163,296
Total	$9,139,332	$9,196,167	$7,761,116
The reconciliation of the U.S. federal statutory income tax rate to our effective income tax rate is as follows:

	Fiscal
	2023	2022 (2)	2021 (2)
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
U.S. state and local taxes, net	1.3	1.1	1.2
Non-U.S. operations taxed at other rates	1.4	0.8	1.1
Final determinations (1)	(1.0)	(0.9)	(1.7)
Other net activity in unrecognized tax benefits	3.2	3.0	2.8
Excess tax benefits from share based payments	(1.3)	(3.0)	(2.1)
Foreign-derived intangible income deduction	(2.3)	(1.1)	(0.9)
Other, net	1.1	3.1	1.4
Effective income tax rate	23.4%	24.0%	22.8%
(1)Final determinations include final agreements with tax authorities and expirations of statutes of limitations.
(2)Prior period amounts have been reclassified to conform with the current period presentation.
As of August 31, 2023, we had not recognized a deferred tax liability on approximately $3,000,000 of undistributed earnings for certain foreign subsidiaries, because these earnings are intended to be indefinitely reinvested. If such earnings were distributed, some countries may impose additional taxes. The unrecognized deferred tax liability (the amount payable if distributed) is approximately $170,000.
Portions of our operations are subject to reduced tax rates or are free of tax under various tax holidays which expire in fiscal 2031. The income tax benefits attributable to the tax status of these subsidiaries were estimated to be approximately $40,000, $29,000 and $37,000 in fiscal 2023, 2022 and 2021, respectively.
The revaluation of deferred tax assets and liabilities due to enacted changes in tax laws and tax rates did not have a material impact on our effective tax rate in fiscal 2023, 2022, or 2021.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-27

The components of our deferred tax assets and liabilities included the following:

	August 31, 2023	August 31, 2022 (1)
Deferred tax assets
Pensions	$518,782	$501,475
Compensation and benefits	909,894	930,284
Share-based compensation	518,126	436,740
Tax credit carryforwards	1,380,841	940,640
Net operating loss carryforwards	172,690	180,610
Deferred amortization deductions	842,471	852,513
Indirect effects of unrecognized tax benefits	315,145	356,841
Licenses and other intangibles	1,089,720	1,322,464
Leases	715,393	759,399
Capitalized research costs	363,135	—
Other	657,346	477,143
Total deferred tax assets	7,483,543	6,758,109
Valuation allowance	(1,480,678)	(1,056,022)
Deferred tax assets, net of valuation allowance	6,002,865	5,702,087
Deferred tax liabilities
Pensions	(205,411)	(146,553)
Revenue recognition	(77,864)	(106,580)
Investments in subsidiaries	(176,539)	(162,873)
Intangibles	(647,477)	(581,105)
Leases	(625,190)	(687,428)
Other	(510,786)	(334,932)
Total deferred tax liabilities	(2,243,267)	(2,019,471)
Net deferred tax assets	$3,759,598	$3,682,616
(1)Prior period amounts have been reclassified to conform with the current period presentation.
We recorded valuation allowances of $1,480,678 and $1,056,022 as of August 31, 2023 and 2022, respectively, against deferred tax assets principally associated with certain tax credit and tax net operating loss carryforwards, as we believe it is more likely than not that these assets will not be realized. For all other deferred tax assets, we believe it is more likely than not that the results of future operations will generate sufficient taxable income to realize these deferred tax assets. During fiscal 2023 and 2022, we recorded net increases of $424,656 and $54,777 in the valuation allowance, respectively, primarily related to valuation allowances on certain tax credit carryforwards, as we believe it is more likely than not that these assets will not be realized.
We had tax credit carryforwards as of August 31, 2023 of $1,380,841, of which $31,995 will expire between 2024 and 2033, $336 will expire between 2034 and 2043, and $1,348,510 has an indefinite carryforward period. We had net operating loss carryforwards as of August 31, 2023 of $809,894. Of this amount, $200,928 expires between 2024 and 2033, $13,640 expires between 2034 and 2043, and $595,326 has an indefinite carryforward period.
As of August 31, 2023, we had $1,744,481 of unrecognized tax benefits, of which $1,289,173, if recognized, would favorably affect our effective tax rate. As of August 31, 2022, we had $1,469,336 of unrecognized tax benefits, of which $1,083,065, if recognized, would favorably affect our effective tax rate. The remaining unrecognized tax benefits as of August 31, 2023 and 2022 of $455,308 and $386,271, respectively, represent items recorded as offsetting tax benefits associated with the correlative effects of potential transfer pricing adjustments, state income taxes and timing adjustments.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-28

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	Fiscal
	2023	2022
Balance, beginning of year	$1,469,336	$1,344,460
Additions for tax positions related to the current year	446,929	356,089
Additions for tax positions related to prior years	99,926	29,060
Reductions for tax positions related to prior years	(152,799)	(69,023)
Statute of limitations expirations	(72,039)	(62,393)
Settlements with tax authorities	(60,292)	(2,109)
Cumulative translation adjustment	13,420	(126,748)
Balance, end of year	$1,744,481	$1,469,336
We recognize interest and penalties related to unrecognized tax benefits in our Income tax expense. During fiscal 2023, 2022 and 2021, we recognized expense of $21,137, $25,369 and $35,285 in interest and penalties, respectively. Accrued interest and penalties related to unrecognized tax benefits of $172,163 ($161,753, net of tax benefits) and $177,610 ($159,814, net of tax benefits) were reflected on our Consolidated Balance Sheets as of August 31, 2023 and 2022, respectively.
As a global company, we file tax returns in multiple tax jurisdictions including the U.S. and Ireland. We have participated in the U.S. Internal Revenue Service (“IRS”) Compliance Assurance Process (“CAP”) program since fiscal 2016. CAP tax years are examined by the IRS on a contemporaneous basis so that most issues are resolved prior to filing the tax return. The years from fiscal 2021 forward remain open for examination by the IRS. The years from fiscal 2019 forward remain open for examination by the Irish tax authorities. We are currently under audit in U.S. state and other non-U.S. tax jurisdictions. However, with limited exceptions, we are no longer subject to examination by those taxing authorities for years before 2015. Although the outcome of tax audits is always uncertain and could result in significant cash tax payments, we do not believe the outcome of these audits will have a material adverse effect on our consolidated financial position or results of operations. We believe that it is reasonably possible that our unrecognized tax benefits could decrease by approximately $358,000 or increase by approximately $572,000 in the next 12 months as a result of settlements, lapses of statutes of limitations, tax audit activity and other adjustments. The majority of these amounts relate to transfer pricing matters in both U.S. and non-U.S. tax jurisdictions.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-29

12. Retirement and Profit Sharing Plans
Defined Benefit Pension and Postretirement Plans
In the United States and certain other countries, we maintain and administer defined benefit retirement plans and postretirement medical plans for certain current, retired and resigned employees. In addition, our U.S. defined benefit pension plans include a frozen plan for former pre-incorporation partners, which is unfunded. Benefits under the employee retirement plans are primarily based on years of service and compensation during the years immediately preceding retirement or termination of participation in the plan. The defined benefit pension disclosures include our U.S. and material non-U.S. defined benefit pension plans.
Assumptions
The weighted-average assumptions used to determine the defined benefit pension obligations as of August 31 and the net periodic pension expense are as follows:

	Pension Plans						Postretirement Plans
	August 31, 2023		August 31, 2022		August 31, 2021		August 31, 2023	August 31, 2022	August 31, 2021
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. and Non-U.S. Plans	U.S. and Non-U.S. Plans	U.S. and Non-U.S. Plans
Discount rate for determining projected benefit obligation	5.00%	4.68%	4.25%	3.99%	2.50%	2.41%	5.00%	4.28%	2.53%
Discount rate for determining net periodic pension expense	4.25%	3.99%	2.50%	2.41%	2.50%	2.27%	4.28%	2.53%	2.51%
Long term rate of return on plan assets	3.50%	3.19%	3.50%	2.23%	3.50%	2.63%	2.88%	2.89%	3.06%
Rate of increase in future compensation for determining projected benefit obligation	2.07%	5.13%	2.07%	5.30%	2.09%	4.48%	N/A	N/A	N/A
Rate of increase in future compensation for determining net periodic pension expense	2.07%	5.30%	2.09%	4.48%	2.21%	4.04%	N/A	N/A	N/A
Interest crediting rate for determining projected benefit obligation	N/A	1.59%	N/A	1.37%	N/A	0.77%	N/A	N/A	N/A
Interest crediting rate for determining net periodic pension expense	N/A	1.37%	N/A	0.77%	N/A	0.68%	N/A	N/A	N/A
We utilize a full yield curve approach to estimate the service and interest cost components by applying specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. This approach provides a correlation between projected benefit cash flows and the corresponding yield curve spot rates and provides a precise measurement of service and interest costs. The discount rate assumptions are based on the expected duration of the benefit payments for each of our defined benefit pension and postretirement plans as of the annual measurement date and are subject to change each year.
The expected long-term rate of return on plan assets should, over time, approximate the actual long-term returns on defined benefit pension and postretirement plan assets and is based on historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the asset portfolio.
Assumed U.S. Health Care Cost Trend
Our U.S. postretirement plan assumed annual rate of increase in the per capita cost of health care benefits is 6.7% for the plan year ending August 31, 2024. The rate is assumed to decrease on a straight-line basis to 4.0% for the plan year ending August 31, 2048 and remain at that level thereafter.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-30

Pension and Postretirement Expense
Pension expense for fiscal 2023, 2022 and 2021 was $206,346, $188,001 and $169,471, respectively. Postretirement expense for fiscal 2023, 2022 and 2021 was not material to our Consolidated Financial Statements. The service cost component of pension and postretirement expense is included in operating expenses while the other components of net benefit cost are included in Other income (expense), net.
Benefit Obligation, Plan Assets and Funded Status
The changes in the benefit obligations, plan assets and funded status of our pension and postretirement benefit plans for fiscal 2023 and 2022 are as follows:

	Pension Plans				Postretirement Plans
	August 31, 2023		August 31, 2022		August 31, 2023	August 31, 2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. and Non-U.S. Plans	U.S. and Non-U.S. Plans
Reconciliation of benefit obligation
Benefit obligation, beginning of year	$328,907	$2,011,658	$406,328	$2,337,120	$589,744	$734,271
Service cost	1,622	137,002	2,087	128,723	30,079	36,066
Interest cost	12,440	75,765	7,762	49,136	23,807	17,127
Participant contributions	—	21,868	—	20,274	—	—
Acquisitions/divestitures/transfers	—	21,941	—	36,262	28	—
Amendments	—	(11,888)	—	(1,052)	—	—
Special termination benefits	—	—	—	—	200	—
Plan combinations	—	319	—	—	—	—
Actuarial (gain) loss	(13,635)	(176,748)	(70,541)	(218,036)	(122,473)	(181,512)
Benefits paid	(17,463)	(119,697)	(16,729)	(104,257)	(19,698)	(15,515)
Exchange rate impact	—	72,513	—	(236,512)	(709)	(693)
Benefit obligation, end of year	$311,871	$2,032,733	$328,907	$2,011,658	$500,978	$589,744
Reconciliation of fair value of plan assets
Fair value of plan assets, beginning of year	$233,260	$1,126,871	$291,652	$1,326,259	$25,793	$32,550
Actual return on plan assets	(10,141)	(104,173)	(52,564)	(119,123)	(653)	(4,985)
Acquisitions/divestitures/transfers	—	19,358	—	8,097	—	—
Employer contributions	10,940	126,996	10,901	120,322	22,949	13,743
Participant contributions	—	21,868	—	20,274	—	—
Pension settlement	—	—	—	378	—	—
Benefits paid	(17,463)	(119,697)	(16,729)	(104,257)	(19,698)	(15,515)
Exchange rate impact	—	55,164	—	(125,079)	—	—
Fair value of plan assets, end of year	$216,596	$1,126,387	$233,260	$1,126,871	$28,391	$25,793
Funded status, end of year	$(95,275)	$(906,346)	$(95,647)	$(884,787)	$(472,587)	$(563,951)
Amounts recognized in the Consolidated Balance Sheets
Non-current assets	$6,556	$124,600	$7,901	$148,836	$—	$—
Current liabilities	(11,495)	(64,913)	(10,529)	(60,642)	(1,210)	(1,267)
Non-current liabilities	(90,336)	(966,033)	(93,019)	(972,981)	(471,377)	(562,684)
Funded status, end of year	$(95,275)	$(906,346)	$(95,647)	$(884,787)	$(472,587)	$(563,951)

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-31

Accumulated Other Comprehensive (Gain) Loss
The pre-tax accumulated net (gain) loss and prior service (credit) cost recognized in Accumulated other comprehensive (gain) loss as of August 31, 2023 and 2022 is as follows:

	Pension Plans				Postretirement Plans
	August 31, 2023		August 31, 2022		August 31, 2023	August 31, 2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. and Non-U.S. Plans	U.S. and Non-U.S. Plans
Net (gain) loss	$90,199	$324,500	$93,663	$370,478	$(96,281)	$23,526
Prior service (credit) cost	—	(19,138)	—	(4,478)	5,122	6,101
Accumulated other comprehensive (gain) loss, pre-tax	$90,199	$305,362	$93,663	$366,000	$(91,159)	$29,627
Funded Status for Defined Benefit Plans
The accumulated benefit obligation for defined benefit pension plans as of August 31, 2023 and 2022 is as follows:

	August 31, 2023		August 31, 2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Accumulated benefit obligation	$309,898	$1,771,880	$325,991	$1,730,451
The following information is provided for defined benefit pension plans and postretirement plans with projected benefit obligations in excess of plan assets and for defined benefit pension plans with accumulated benefit obligations in excess of plan assets as of August 31, 2023 and 2022:

	Pension Plans				Postretirement Plans
	August 31, 2023		August 31, 2022		August 31, 2023	August 31, 2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. and Non-U.S. Plans	U.S. and Non-U.S. Plans
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$101,830	$1,328,422	$103,548	$1,364,096	$500,978	$589,744
Fair value of plan assets	—	297,495	—	330,473	28,391	25,793

	August 31, 2023		August 31, 2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Accumulated benefit obligation in excess of plan assets
Accumulated benefit obligation	$101,830	$1,036,344	$103,548	$1,073,411
Fair value of plan assets	—	233,905	—	279,864
Investment Strategies
U.S. Pension Plans
The overall investment objective of the defined benefit pension plans is to match the duration of the plans’ assets to the plans’ liabilities while managing risk in order to meet current defined benefit pension obligations. The plans’ future prospects, their current financial conditions, our current funding levels and other relevant factors suggest that the plans can tolerate some interim fluctuations in market value and rates of return in order to achieve long-term objectives without undue risk to the plans’ ability to meet their current benefit obligations. We recognize that asset allocation of the defined benefit pension plans’ assets is an important factor in determining long-term performance. Actual asset allocations at any point in time may

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-32

vary from the target asset allocations and will be dictated by current and anticipated market conditions, required cash flows and investment decisions of the investment committee and the pension plans’ investment funds and managers. Ranges are established to provide flexibility for the asset allocation to vary around the targets without the need for immediate rebalancing.
Non-U.S. Pension Plans
Plan assets in non-U.S. defined benefit pension plans conform to the investment policies and procedures of each plan and to relevant legislation. The pension committee or trustee of each plan regularly, but at least annually, reviews the investment policy and the performance of the investment managers. In certain countries, the trustee is also required to consult with us. Asset allocation decisions are made to provide risk adjusted returns that align with the overall investment strategy for each plan. Generally, the investment return objective of each plan is to achieve a total annualized rate of return that exceeds inflation over the long term by an amount based on the target asset allocation mix of that plan. In certain countries, plan assets are invested in funds that are required to hold a majority of assets in bonds, with a smaller proportion in equities. Also, certain plan assets are entirely invested in contracts held with the plan insurer, which determines the strategy. Defined benefit pension plans in certain countries are unfunded.
Risk Management
Plan investments are exposed to risks including market, interest rate and operating risk. In order to mitigate significant concentrations of these risks, the assets are invested in a diversified portfolio primarily consisting of fixed income instruments and equities. To minimize asset volatility relative to the liabilities, plan assets allocated to debt securities appropriately match the duration of individual plan liabilities. Equities are diversified between U.S. and non-U.S. index funds and are intended to achieve long term capital appreciation. Plan asset allocation and investment managers’ guidelines are reviewed on a regular basis.
Plan Assets
Our target allocation for fiscal 2024 and weighted-average plan assets allocations as of August 31, 2023 and 2022 by asset category for defined benefit pension plans are as follows:

	2024 Target Allocation		2023		2022
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Asset Category
Equity securities	—%	27%	—%	19%	—%	21%
Debt securities	100	35	95	43	97	50
Cash and short-term investments	—	6	5	6	3	4
Insurance contracts	—	22	—	22	—	15
Other	—	10	—	10	—	10
Total	100%	100%	100%	100%	100%	100%
Fair Value Measurements
Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.
The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:
•Level 1—Quoted prices for identical instruments in active markets;
•Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and
•Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-33

The fair values of defined benefit pension and postretirement plan assets as of August 31, 2023 are as follows:

Non-U.S. Plans
	Level 1	Level 2	Level 3	Total
Equity
Mutual fund equity securities	$7,430	$188,796	$—	$196,226
Non-U.S. corporate equity securities	—	18,163	—	18,163
Fixed Income
Non-U.S. government debt securities	192,484	88,274	—	280,758
Non-U.S. corporate debt securities	17,568	—	—	17,568
Mutual fund debt securities	—	189,337	—	189,337
Cash and short-term investments	65,401	—	—	65,401
Insurance contracts	—	68,569	180,353	248,922
Other	—	82,455	27,557	110,012
Total	$282,883	$635,594	$207,910	$1,126,387
The level 3 assets are primarily invested in an insurance buy-in contract in a Non-U.S. plan. The fair value of the assets is set to an actuarially calculated present value of the underlying liabilities.
The U.S. Plans have $244,987 in Level 2 assets, primarily made up of U.S. corporate debt securities of $162,799 and U.S. government, state and local debt securities of $38,656.
The following table provides a reconciliation of the beginning and ending balances of Level 3 assets for fiscal 2023:

Level 3 Assets	Fiscal 2023
Beginning balance	$97,881
Changes in fair value	110,029
Ending Balance	$207,910
The fair values of defined benefit pension and postretirement plan assets as of August 31, 2022 are as follows:

Non-U.S. Plans
	Level 1	Level 2	Level 3	Total
Equity
Mutual fund equity securities	$4,954	$234,339	$—	$239,293
Fixed Income
Non-U.S. government debt securities	168,705	—	—	168,705
Non-U.S. corporate debt securities	16,238	—	—	16,238
Mutual fund debt securities	—	379,989	—	379,989
Cash and short-term investments	48,089	—	—	48,089
Insurance contracts	—	69,902	97,881	167,783
Other	—	106,774	—	106,774
Total	$237,986	$791,004	$97,881	$1,126,871
The level 3 assets are primarily invested in an insurance buy-in contract in a Non-U.S. plan. The fair value of the assets is set to an actuarially calculated present value of the underlying liabilities.
The U.S. Plans have $259,053 in Level 2 assets, primarily made up of U.S. corporate debt securities of $161,031 and U.S. government, state and local debt securities of $55,217.
The following table provides a reconciliation of the beginning and ending balances of Level 3 assets for fiscal 2022:

Level 3 Assets	Fiscal 2022
Beginning balance	$130,934
Changes in fair value	(33,053)
Ending Balance	$97,881

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-34

Expected Contributions
Generally, annual contributions are made at such times and in amounts as required by law and may, from time to time, exceed minimum funding requirements. We estimate we will pay approximately $169,664 in fiscal 2024 related to contributions to our U.S. and non-U.S. defined benefit pension plans and benefit payments related to the unfunded frozen plan for former pre-incorporation partners. We have not determined whether we will make additional voluntary contributions for our defined benefit pension plans. Our postretirement plan contributions in fiscal 2024 are not expected to be material to our Consolidated Financial Statements.
Estimated Future Benefit Payments
Benefit payments for defined benefit pension plans and postretirement plans, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Pension Plans		Postretirement Plans
	U.S. Plans	Non-U.S. Plans	U.S. and Non-U.S. Plans
2024	$18,726	$136,479	$13,473
2025	19,693	138,786	14,939
2026	20,485	144,204	16,542
2027	21,186	167,185	18,440
2028	21,824	184,746	20,189
2029-2033	114,568	981,670	130,673
Defined Contribution Plans
In the United States and certain other countries, we maintain and administer defined contribution plans for certain current, retired and resigned employees. Total expenses recorded for defined contribution plans were $976,230, $823,720 and $646,519 in fiscal 2023, 2022 and 2021, respectively.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-35

13. Share-Based Compensation
Share Incentive Plans
The Amended and Restated Accenture plc 2010 Share Incentive Plan, as amended and approved by our shareholders in 2022 (the “Amended 2010 SIP”), is administered by the Compensation, Culture & People Committee of the Board of Directors of Accenture and provides for the grant of nonqualified share options, incentive stock options, restricted share units and other share-based awards. A maximum of 127,000,000 Accenture plc Class A ordinary shares are currently authorized for awards under the Amended 2010 SIP. As of August 31, 2023, there were 19,452,323 shares available for future grants. Accenture plc Class A ordinary shares covered by awards that terminate, lapse or are cancelled may again be used to satisfy awards under the Amended 2010 SIP. We issue new Accenture plc Class A ordinary shares and shares from treasury for shares delivered under the Amended 2010 SIP.
A summary of information with respect to share-based compensation is as follows:

	Fiscal
	2023	2022	2021
Total share-based compensation expense included in Net income	$1,913,051	$1,679,789	$1,342,951
Income tax benefit related to share-based compensation included in Net income	585,767	680,335	486,980
Restricted Share Units
Under the Amended 2010 SIP, participants may be, and previously under the predecessor 2001 Share Incentive Plan were, granted restricted share units, each of which represent an unfunded, unsecured right to receive an Accenture plc Class A ordinary share on the date specified in the participant’s award agreement. The fair value of the awards is based on our stock price on the date of grant. The restricted share units granted under these plans are subject to cliff or graded vesting, generally ranging from two to five years. For awards with graded vesting, compensation expense is recognized over the vesting term of each separately vesting portion. Compensation expense is recognized on a straight-line basis for awards with cliff vesting. Restricted share unit activity during fiscal 2023 is as follows:

	Number of Restricted Share Units	Weighted Average Grant-Date Fair Value
Nonvested balance as of August 31, 2022	14,586,892	$283.16
Granted (1)	8,911,674	267.37
Vested (2)	(6,919,616)	248.06
Forfeited	(1,018,192)	291.38
Nonvested balance as of August 31, 2023	15,560,758	$289.19
(1)The weighted average grant-date fair value for restricted share units granted for fiscal 2023, 2022 and 2021 was $267.37, $387.73 and $263.83, respectively.
(2)The total grant-date fair value of restricted share units vested for fiscal 2023, 2022 and 2021 was $1,716,464, $1,343,403 and $1,156,501, respectively.
As of August 31, 2023, there was $1,654,658 of total unrecognized restricted share unit compensation expense related to nonvested awards, which is expected to be recognized over a weighted average period of 1.2 years. As of August 31, 2023, there were 509,901 restricted share units vested but not yet delivered as Accenture plc Class A ordinary shares.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-36

Employee Share Purchase Plan
2010 ESPP
The Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “2010 ESPP”) is a nonqualified plan that provides eligible employees of Accenture plc and its designated affiliates with an opportunity to purchase Accenture plc Class A ordinary shares through payroll deductions. Under the 2010 ESPP, eligible employees may purchase Accenture plc Class A ordinary shares through the Employee Share Purchase Plan (the “ESPP”) or the Voluntary Equity Investment Program (the “VEIP”). Under the ESPP, eligible employees may elect to contribute 1% to 10% of their eligible compensation during each semi-annual offering period (up to $7.5 per offering period) to purchase Accenture plc Class A ordinary shares at a discount. Under the VEIP, eligible members of Accenture Leadership may elect to contribute up to 30% of their eligible compensation towards the monthly purchase of Accenture plc Class A ordinary shares at fair market value. At the end of the VEIP program year, Accenture Leadership participants who did not withdraw from the program will be granted restricted share units under the Amended 2010 SIP equal to 50% of the number of shares purchased during that year and held by the participant as of the grant date.
A maximum of 90,000,000 Accenture plc Class A ordinary shares may be issued under the 2010 ESPP. As of August 31, 2023, we had issued 79,519,314 Accenture plc Class A ordinary shares under the 2010 ESPP. We issued 5,710,542, 4,366,262 and 4,486,288 shares to employees in fiscal 2023, 2022 and 2021, respectively, under the 2010 ESPP.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-37

14. Shareholders’ Equity
Accenture plc
Ordinary Shares
We have 40,000 authorized ordinary shares, par value €1 per share. Each ordinary share of Accenture plc entitles its holder to receive payments upon a liquidation of Accenture plc; however a holder of an ordinary share is not entitled to vote on matters submitted to a vote of shareholders of Accenture plc or to receive dividends.
Class A Ordinary Shares
An Accenture plc Class A ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. Each Class A ordinary share entitles its holder to a pro rata part of any dividend at the times and in the amounts, if any, which Accenture plc’s Board of Directors from time to time determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Each Class A ordinary share is entitled on a winding-up of Accenture plc to be paid a pro rata part of the value of the assets of Accenture plc remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.
Class X Ordinary Shares
Most of our pre-incorporation partners who received Accenture Canada Holdings Inc. exchangeable shares in connection with our transition to a corporate structure received a corresponding number of Accenture plc Class X ordinary shares. An Accenture plc Class X ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. A Class X ordinary share does not entitle its holder to receive dividends, and holders of those shares are not entitled to be paid any amount upon a winding-up of Accenture plc. Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the par value of the Class X ordinary share. Accenture plc has separately agreed with the original holders of Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture Canada Holdings Inc. exchangeable shares owned by that holder, as the case may be. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.
Equity of Subsidiaries Redeemable or Exchangeable for Accenture plc Class A Ordinary Shares
Accenture Canada Holdings Inc. Exchangeable Shares
Pre-incorporation partners resident in Canada and New Zealand received Accenture Canada Holdings Inc. exchangeable shares in connection with our transition to a corporate structure. Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture plc Class A ordinary shares at any time on a one-for-one basis. We may, at our option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture plc Class A ordinary share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture plc Class A ordinary share entitles its holder.
Share Purchases and Redemptions
The Board of Directors of Accenture plc has authorized funding for our publicly announced open-market share purchase program for acquiring Accenture plc Class A ordinary shares and for purchases and redemptions of Accenture plc Class A ordinary shares and Accenture Canada Holdings Inc. exchangeable shares held by current and former members of Accenture Leadership and their permitted transferees. As of August 31, 2023, our aggregate available authorization was $2,490,054 for our publicly announced open-market share purchase and these other share purchase programs.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-38

Our share purchase activity during fiscal 2023 is as follows:

	Accenture plc Class A Ordinary Shares		Accenture Canada Holdings Inc. Exchangeable Shares
	Shares	Amount	Shares	Amount
Open-market share purchases (1)	12,773,304	$3,631,369	—	$—
Other share purchase programs	—	—	26,735	7,874
Other purchases (2)	2,540,236	691,160	—	—
Total	15,313,540	$4,322,529	26,735	$7,874
(1)We conduct a publicly announced open-market share purchase program for Accenture plc Class A ordinary shares. These shares are held as treasury shares by Accenture plc and may be utilized to provide for select employee benefits, such as equity awards to our employees.
(2)During fiscal 2023, as authorized under our various employee equity share plans, we acquired Accenture plc Class A ordinary shares primarily via share withholding for payroll tax obligations due from employees and former employees in connection with the delivery of Accenture plc Class A ordinary shares under those plans. These purchases of shares in connection with employee share plans do not affect our aggregate available authorization for our publicly announced open-market share purchase and the other share purchase programs.
Cancellation of Treasury Shares
During fiscal 2023, we cancelled 8,828,496 Accenture plc Class A ordinary shares that were held as treasury shares and had an aggregate cost of $2,595,281. The effect of the cancellation of these treasury shares was recognized in Class A ordinary shares and Additional paid-in capital with the residual recorded in Retained earnings. There was no effect on total shareholders’ equity as a result of this cancellation.
Dividends
Our dividend activity during fiscal 2023 is as follows:

	Dividend Per Share	Accenture plc Class A Ordinary Shares		Accenture Canada Holdings Inc. Exchangeable Shares		Total Cash Outlay
Dividend Payment Date		Record Date	Cash Outlay	Record Date	Cash Outlay
November 15, 2022	$1.12	October 13, 2022	$704,938	October 11, 2022	$629	$705,567
February 15, 2023	1.12	January 12, 2023	707,156	January 10, 2023	866	708,022
May 15, 2023	1.12	April 13, 2023	707,002	April 11, 2023	740	707,742
August 15, 2023	1.12	July 13, 2023	705,339	July 11, 2023	724	706,063
Total Dividends			$2,824,435		$2,959	$2,827,394
The payment of cash dividends includes the net effect of $113,667 of additional restricted stock units being issued as a part of our share plans, which resulted in 391,233 restricted share units being issued.
Subsequent Events
On September 27, 2023, the Board of Directors of Accenture plc declared a quarterly cash dividend of $1.29 per share on our Class A ordinary shares for shareholders of record at the close of business on October 12, 2023, payable on November 15, 2023.
On September 27, 2023, the Board of Directors of Accenture plc approved $4,000,000 in additional share repurchase authority, bringing Accenture’s total outstanding authority to $6,490,054.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-39

15. Commitments and Contingencies
Indemnifications and Guarantees
In the normal course of business and in conjunction with certain client engagements, we have entered into contractual arrangements through which we may be obligated to indemnify clients with respect to certain matters. These arrangements with clients can include provisions whereby we have joint and several liability in relation to the performance of certain contractual obligations along with third parties also providing services and products for a specific project. In addition, our consulting arrangements may include warranty provisions that our solutions will substantially operate in accordance with the applicable system requirements. Indemnification provisions are also included in arrangements under which we agree to hold the indemnified party harmless with respect to third-party claims related to such matters as title to assets sold or licensed or certain intellectual property rights.
Typically, we have contractual recourse against third parties for certain payments we made in connection with arrangements where third-party nonperformance has given rise to the client’s claim. Payments we made under any of the arrangements described above are generally conditioned on the client making a claim, which may be disputed by us typically under dispute resolution procedures specified in the particular arrangement. The limitations of liability under these arrangements may be expressly limited or may not be expressly specified in terms of time and/or amount.
As of August 31, 2023 and 2022, our aggregate potential liability to our clients for expressly limited guarantees involving the performance of third parties was approximately $1,793,000 and $1,349,000, respectively, of which all but approximately $51,000 and $49,000, respectively, may be recovered from the other third parties if we are obligated to make payments to the indemnified parties as a consequence of a performance default by the other third parties. For arrangements with unspecified limitations, we cannot reasonably estimate the aggregate maximum potential liability, as it is inherently difficult to predict the maximum potential amount of such payments, due to the conditional nature and unique facts of each particular arrangement.
As of August 31, 2023 and 2022, we have issued or provided guarantees in the form of letters of credit and surety bonds of $1,294,653 and $1,116,298, respectively, the majority of which support certain contracts that require us to provide them as a guarantee of our performance. These guarantees are typically renewed annually and remain in place until the contractual obligations are satisfied. In general, we would only be liable for these guarantees in the event we defaulted in performing our obligations under each contract, the probability of which we believe is remote.
To date, we have not been required to make any significant payment under any of the arrangements described above. We have assessed the current status of performance/payment risk related to arrangements with limited guarantees, warranty obligations, unspecified limitations, indemnification provisions, letters of credit and surety bonds, and believe that any potential payments would be immaterial to the Consolidated Financial Statements, as a whole.
Legal Contingencies
As of August 31, 2023, we or our present personnel had been named as a defendant in various litigation matters. We and/or our personnel also from time to time are involved in investigations by various regulatory or legal authorities concerning matters arising in the course of our business around the world. Based on the present status of these matters, except as otherwise noted below, management believes the range of reasonably possible losses in addition to amounts accrued, net of insurance recoveries, will not have a material effect on our results of operations or financial condition.
On July 24, 2019, Accenture was named in a putative class action lawsuit filed by consumers of Marriott International, Inc. (“Marriott”) in the U.S. District Court for the District of Maryland. The complaint alleges negligence by us, and seeks monetary damages, costs and attorneys’ fees and other related relief, relating to a data security incident involving unauthorized access to the reservations database of Starwood Worldwide Resorts, Inc. (“Starwood”), which was acquired by Marriott on September 23, 2016. Since 2009, we have provided certain IT infrastructure outsourcing services to Starwood. On October 27, 2020, the court issued an order largely denying Accenture’s motion to dismiss the claims against us. On May 3, 2022, the court issued an order granting in part the plaintiffs’ motion for class certification, which we appealed. On August 17, 2023, the appeals court vacated the class certification and remanded the case to the district court for consideration of, among other things, the class action waiver signed by Starwood customer plaintiffs. We continue to believe the lawsuit is without merit and we will vigorously defend it. At present, we do not believe any losses from this matter will have a material effect on our results of operations or financial condition.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-40

After Accenture Federal Services (“AFS”) made a voluntary disclosure to the U.S. government, the U.S. Department of Justice (“DOJ”) initiated a civil and criminal investigation concerning whether one or more employees provided inaccurate submissions to an assessor who was evaluating on behalf of the U.S. government an AFS service offering and whether the service offering fully implemented required federal security controls. AFS is responding to an administrative subpoena and cooperating with DOJ’s investigation. This matter could subject us to adverse consequences as described in Part I, Item 1A, Risk Factors – “Our work with government clients exposes us to additional risks inherent in the government contracting environment”. We cannot at this time determine when or how this matter will be resolved or estimate the cost or range of costs that are reasonably likely to be incurred in connection with this matter.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-41

16. Segment Reporting
Operating segments are components of an enterprise where separate financial information is available and is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.
Our chief operating decision makers are our Chief Executive Officer and Chief Financial Officer. Our operating segments are managed separately because each operating segment represents a strategic business unit providing consulting and managed services to clients across different industries.
Our three reportable segments are our geographic markets, which are North America, EMEA and Growth Markets. Amounts are attributed to geographic markets based on where clients are located.
Information regarding our geographic markets is as follows:

Fiscal 2023	North America	EMEA (1)	Growth Markets (1)	Total
Revenues	$30,295,587	$22,292,584	$11,523,574	$64,111,745
Depreciation and amortization (2)	553,840	496,966	361,267	1,412,073
Operating income	4,473,701	2,483,483	1,852,705	8,809,889
Net assets as of August 31 (3)	4,091,045	2,811,231	722,770	7,625,046
Property & equipment, net	541,484	458,736	529,787	1,530,007
Fiscal 2022
Revenues	$29,121,385	$21,103,539	$11,369,381	$61,594,305
Depreciation and amortization (2)	484,894	462,008	372,284	1,319,186
Operating income	4,976,890	2,516,744	1,873,547	9,367,181
Net assets as of August 31 (3)	3,981,668	2,564,167	894,961	7,440,796
Property & equipment, net	598,116	436,360	624,664	1,659,140
Fiscal 2021
Revenues	$23,701,341	$17,407,187	$9,424,861	$50,533,389
Depreciation and amortization (2)	379,105	412,634	335,824	1,127,563
Operating income	3,907,883	2,346,176	1,367,470	7,621,529
Net assets as of August 31 (3)	3,141,318	1,705,397	722,018	5,568,733
Property & equipment, net	537,392	461,219	640,494	1,639,105
(1)During the first quarter of fiscal 2024, we revised the reporting of our geographic markets for the movement of our Middle East and Africa market units from Growth Markets to Europe, and the Europe market became our EMEA (Europe, Middle East and Africa) geographic market. Prior period amounts have been reclassified to conform with the new presentation.
(2)Amounts include depreciation on property and equipment and amortization of intangible assets and deferred contract costs controlled by each reportable segment, as well as an allocation for amounts they do not directly control.
(3)We do not allocate total assets by reportable segment. Reportable segment assets directly attributable to a reportable segment and provided to the chief operating decision makers include receivables and current and non-current contract assets, deferred contract costs and current and non-current deferred revenues.
The accounting policies of the reportable segments are the same as those described in Note 1 (Summary of Significant Accounting Policies) to these Consolidated Financial Statements.
Our business in the United States represented 45% of our consolidated revenues during fiscal 2023, 2022 and 2021, respectively. No other country individually comprised 10% or more of our consolidated revenues during these periods. Business in Ireland, our country of domicile, represented approximately 1% of our consolidated revenues during fiscal 2023 and 2022 and 2% during fiscal 2021.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-42

We conduct business in Ireland and in the following countries that hold 10% or more of our total consolidated Property and equipment, net:

	August 31, 2023	August 31, 2022	August 31, 2021
United States	33%	33%	27%
India	15	17	17
Ireland	2	6	7
Revenues by industry group and type of work are as follows:

	Fiscal
	2023	2022	2021
Industry Groups (1)
Communications, Media & Technology	$11,452,914	$12,199,797	$9,801,349
Financial Services	12,131,531	11,810,582	9,932,523
Health & Public Service	12,560,458	11,226,464	9,498,234
Products	19,103,892	18,275,419	14,438,537
Resources	8,862,950	8,082,043	6,862,746
Total	$64,111,745	$61,594,305	$50,533,389
Type of Work
Consulting	$33,613,008	$34,075,856	$27,337,699
Managed Services (2)	30,498,737	27,518,449	23,195,690
Total	$64,111,745	$61,594,305	$50,533,389
(1)Effective June 1, 2022, we revised the reporting of our industry groups for the movement of Aerospace & Defense from Communications, Media & Technology to Products. Prior period amounts have been reclassified to conform with the current period presentation.
(2)Previously referred to as our outsourcing business.

Notes to Consolidated Financial Statements — (continued) (In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)
ACCENTURE 2023 FORM 10-K		F-43

17. Quarterly Data (unaudited)

Fiscal 2023	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Revenues	$15,747,802	$15,814,158	$16,564,585	$15,985,200	$64,111,745
Cost of services	10,561,660	10,979,392	11,035,515	10,803,571	43,380,138
Operating income	2,593,100	1,944,581	2,359,288	1,912,920	8,809,889
Net income	1,996,300	1,550,683	2,048,335	1,408,212	7,003,530
Net income attributable to Accenture plc	1,964,950	1,523,648	2,009,996	1,372,963	6,871,557
Weighted average Class A ordinary shares:
—Basic	630,137,262	630,845,147	631,535,162	629,922,331	630,608,186
—Diluted	638,766,821	637,735,390	638,743,434	639,249,070	638,591,616
Earnings per Class A ordinary share:
—Basic	$3.12	$2.42	$3.18	$2.18	$10.90
—Diluted	$3.08	$2.39	$3.15	$2.15	$10.77

Fiscal 2022	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Revenues	$14,965,153	$15,046,693	$16,158,803	$15,423,656	$61,594,305
Cost of services	10,048,364	10,522,734	10,844,069	10,477,599	41,892,766
Operating income	2,434,294	2,061,580	2,603,118	2,268,189	9,367,181
Net income	1,819,730	1,657,529	1,819,316	1,692,385	6,988,960
Net income attributable to Accenture plc	1,791,024	1,634,942	1,786,075	1,665,128	6,877,169
Weighted average Class A ordinary shares:
—Basic	632,280,932	633,956,712	632,749,442	632,095,422	632,762,710
—Diluted	644,922,661	644,127,093	641,004,741	640,914,760	642,839,181
Earnings per Class A ordinary share:
—Basic	$2.83	$2.58	$2.82	$2.63	$10.87
—Diluted	$2.78	$2.54	$2.79	$2.60	$10.71